Exhibit (a)(1)(A)

PS BUSINESS PARKS, INC.

OFFERS TO PURCHASE FOR CASH ANY AND ALL

OF ITS OUTSTANDING PREFERRED SECURITIES DESCRIBED BELOW

THE OFFERS (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIREAT 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 20, 2022, UNLESS PS BUSINESS PARKS, INC. EXTENDS OR EARLIER TERMINATES THE OFFERS (SUCH TIME AND DATE, AS IT MAY BE EXTENDED WITH RESPECT TO THE OFFERS, THE “EXPIRATION DATE”).

PS Business Parks, Inc., a Maryland corporation (the “Company”), hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and, together with this Offer to Purchase, the “Offers”), any and all of its outstanding preferred securities described in the table below (collectively referred to as the “Securities” and each referred to as “Preferred Shares” or a “series” of Securities), at the applicable offer prices set forth below. The following table sets forth some of the terms of the Offers:

Series of Securities	CUSIP No. / ISIN	Aggregate Liquidation Preference Outstanding	Liquidation Preference Per Preferred Share(1)	Offer Price
Depositary Shares each representing 1/1,000 of a Share of 5.250% Cumulative Preferred Stock, Series X of the Company (“Series X Preferred Shares”)	69360J 594 / US69360J5948	$230,000,000	$25	$15.29 per Series X Preferred Share
Depositary Shares each representing 1/1,000 of a Share of 5.200% Cumulative Preferred Stock, Series Y of the Company (“Series Y Preferred Shares”)	69360J 578 / US69360J5781	$200,000,000	$25	$15.33 per Series Y Preferred Share
Depositary Shares each representing 1/1,000 of a Share of 4.875% Cumulative Preferred Stock, Series Z of the Company (“Series Z Preferred Shares”)	69360J 552 / US69360J5526	$325,000,000	$25	$14.34 per Series Z Preferred Share

(1)

As used herein, the term “Liquidation Preference” for a Preferred Share means an amount equal to the product of the liquidation preference for a share of the underlying preferred stock of the Company ($25,000 per share) and the fractional interest in such share of preferred stock that such Preferred Share represents. For each Preferred Share, the Liquidation Preference is $25.00.

The consideration for (1) each Series X Preferred Share tendered and accepted for purchase will equal $15.29 (the “Series X Offer Price”), (2) each Series Y Preferred Share tendered and accepted for purchase will equal $15.33 (the “Series Y Offer Price”), and (3) each Series Z Preferred Share tendered and accepted for purchase will equal $14.34 (the “Series Z Offer Price” and, together with the Series X Offer Price and Series Y Offer Price, the “Offer Price”).

On November 2, 2022, the board of directors of the Company (the “Board of Directors”) authorized a quarterly dividend on each series of the Company’s preferred stock underlying the Preferred Shares payable on December 31, 2022 (the “December Dividend”) to holders of record of such underlying preferred stock at the close of business on December 15, 2022 for distribution to the holders of the Securities. As a result, holders of record of the Securities at the close of business on the December 15, 2022 record date will receive the December

Dividend for the applicable series of Securities regardless of whether they participate in the Offers since the December 15 record date will occur prior to the consummation of the Offers. For the avoidance of doubt, the Offer Price does not, and will not, include any amount with respect to dividends, including the December Dividend, but if you hold Securities at the close of business on the December 15, 2022 record date for the December Dividend and tender your Securities in the Offers, you will receive both the December Dividend and the Offer Price for your Securities, representing an effective aggregate sum of $15.62 per Series X Preferred Share, $15.66 per Series Y Preferred Share and $14.64 per Series Z Preferred Share. You should be aware that the trading price for each series of Securities may reflect accrued but unpaid dividends. Accordingly, when evaluating the consideration to be received in the Offers, you should refer to the sum of the applicable Offer Price plus the December Dividend.

We will seek to delist each series of the Securities from the New York Stock Exchange (“NYSE”) following the completion of the Offers regardless of the participation level by holders in the Offers. Following each such delisting, we will seek to terminate the registration of each series of the Securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to applicable Securities and Exchange Commission (the “SEC”) rules and we will no longer file reports with the SEC once all such terminations are effective.

Each series of Securities are traded on the NYSE. The following table sets forth, for each series of Securities, the last reported sale price on November 21, 2022:

Series of Securities	Last Reported Sale Price on November 21, 2022
Series X Preferred Shares (NYSE: PSBPrX)	$13.21
Series Y Preferred Shares (NYSE: PSBPrY)	$13.24
Series Z Preferred Shares (NYSE: PSBPrZ)	$12.39

The Offer Price for any of the Securities could be above or below the last reported sale price of such Securities on the Expiration Date. Holders of Securities should obtain current market quotations for the Securities before deciding whether to tender their Securities pursuant to the Offers.

THE OFFERS ARE NEITHER CONDITIONED ON ANY MINIMUM NUMBER OF SECURITIES BEING TENDERED, NOR SUBJECT TO ANY FINANCING CONDITION. THE OFFERS ARE, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 10 WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFERS.

THE BOARD OF DIRECTORS REASONABLY BELIEVES THAT THE OFFERS TAKEN AS A WHOLE ARE PROCEDURALLY AND SUBSTANTIVELY FAIR TO THE HOLDERS OF OUR SECURITIES, INCLUDING THE UNAFFILIATED HOLDERS OF THE SECURITIES. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS, NOR ANY OTHER PERSON, MAKES ANY RECOMMENDATION TO HOLDERS OF SECURITIES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SECURITIES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SECURITIES IN THE OFFERS. IN ADDITION, YOU SHOULD CONSULT YOUR OWN TAX, ACCOUNTING, FINANCIAL AND LEGAL ADVISERS AS YOU DEEM APPROPRIATE REGARDING THE TAX, ACCOUNTING, FINANCIAL AND LEGAL CONSEQUENCES OF PARTICIPATING OR DECLINING TO PARTICIPATE IN THE OFFERS.

This Offer to Purchase has not been approved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the merits or fairness of the Offers or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase and related documents.

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Any representation to the contrary is a criminal offense. No person has been authorized to give any information or make any representations with respect to the Offers other than the information and representations contained or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized.

Neither the delivery of this Offer to Purchase and related documents nor any purchase of Securities by the Company will, under any circumstances, create any implication that the information contained in this Offer to Purchase or in any related document is current as of any time subsequent to the date of such information.

You may direct questions and requests for assistance to BofA Securities, Inc., the dealer manager (the “Dealer Manager”) for the Offers, or Global Bondholder Services Corporation, the information agent (the “Information Agent”) for the Offers, at the contact information set forth on the last page of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase to the Information Agent.

The Company will pay registered brokers and dealers in the United States that process tenders into the Offers from DTC participants and persons resident in the United States (the “Retail Processing Dealers”) retail processing fees. Each Retail Processing Dealer that successfully processes tenders from a retail beneficial owner of the Securities will be eligible to receive a fee (the “Retail Processing Fee”) from the Company equal to $0.125 per Preferred Share validly tendered and not properly withdrawn by or on behalf of such retail beneficial owner and accepted for purchase by the Company, except for any Securities tendered by a Retail Processing Dealer for its own account. The Retail Processing Fee will only be paid to each Retail Processing Dealer in respect of beneficial owners who submit Series X Preferred Shares, Series Y Preferred Shares or Series Z Preferred Shares in an aggregate amount of 10,000 shares or fewer with respect to each series. See Section 18.

The Dealer Manager for the Offers is:

BofA Securities

The date of this Offer to Purchase is November 22, 2022

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IMPORTANT

The Offers have certain conditions and no assurance can be given that these conditions will be satisfied. See Section 10.

All of the Securities are held in book-entry form through the facilities of The Depository Trust Company (“DTC”) and must be tendered through DTC. If you desire to tender Securities, a DTC participant must electronically transmit your acceptance of the applicable Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of such Offer and send an agent’s message (as hereinafter defined) to Global Bondholder Services Corporation, the tender agent for the Offers (the “Tender Agent”), for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the applicable Offer and agree to be bound by the terms of such Offer, and that the Company may enforce such agreement against you. Alternatively, you may also confirm your acceptance of any Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Securities into the Tender Agent’s applicable DTC account. If your Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Securities. See Section 7.

There are no guaranteed delivery procedures available with respect to the Offers under the terms of this Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in this Offer to Purchase. See Section 7.

The Board of Directors reasonably believes that the Offers taken as a whole are procedurally and substantively fair to the holders of our Securities, including the unaffiliated holders of the Securities. However, neither the Company nor its Board of Directors, nor any other person, makes any recommendation to holders of Securities as to whether to tender or refrain from tendering their Securities. You should read carefully the information in this Offer to Purchase before making your decision whether to tender your Securities. The Company has not authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your Securities in the Offers. The Company has not authorized any person to give any information or to make any representation in connection with respect to the Offers other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, you must not rely upon any such information or representation as having been authorized by the Company, the Information Agent or the Dealer Manager. You must make your own decision whether to tender your Securities and, if so, how many.

The Company is not making the Offers to (nor will it accept any tender of Securities from or on behalf of) any holders of Securities in any jurisdiction in which the making of the Offers or the acceptance of any tender of Securities would not be in compliance with the laws of such jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. However, the Company may, at its discretion, take such action as the Company may deem necessary for it to make the Offers in any such jurisdiction and extend the Offers to holders of Securities in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on the Company’s behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT HOLDERS ARE URGED TO READ BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFERS.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

When used in this Offer to Purchase or any related document and in public stockholder communications, in other documents of the Company filed with or furnished to the SEC, or in oral statements made with the approval of an authorized executive officer, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including but not limited to the following. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following:

•	changes in general economic and business conditions, including as a result of the economic fallout of the COVID-19 pandemic;

•

potential regulatory actions to close our facilities or limit our ability to evict delinquent customers; decreases in rental rates or increases in vacancy rates/failure to renew or replace expiring leases;

•	tenant defaults;

•	the effect of the recent credit and financial market conditions;

•	our failure to maintain our status as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”);

•	the economic health of our customers;

•	the health of our officers and directors;

•	increases in operating costs;

•	casualties to our properties not covered by insurance;

•	the availability and cost of capital;

•	increases in interest rates;

•

security breaches, including ransomware, or a failure of our networks, systems or technology which could adversely impact our operations or our business, customer and employee relationships or result in fraudulent payments; and

•	the impact of inflation.

This list of risks is not exhaustive. Additional information regarding risk factors that may affect us is discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 2, 2022 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022, filed with the SEC on November 8, 2022, each of which is incorporated by reference herein. See Section 20. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. Moreover, we assume no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements, except as required by law.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but it does not describe all of the details of the Offers to the same extent described in this Offer to Purchase. You should read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offers. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

The Offeror	The Offers are being made by PS Business Parks, Inc., a Maryland corporation, incorporated in 1990. Effective May 19, 2021, following approval by its common and preferred stockholders, the Company reincorporated from the state of California to the state of Maryland. The Company’s principal executive offices are located at 345 Park Avenue, New York, New York, 10154, and its telephone number is (212) 583-5000.

Terms of the Offers	We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, any and all of the Securities. Below is a table that shows, for each series of Securities, the Offer Price per share.

Series of Securities	Liquidation Preference Per Preferred Share	Offer Price
Series X Preferred Shares	$25	$15.29 per Series X Preferred Share

Series Y Preferred Shares	$25	$15.33 per Series Y Preferred Share

Series Z Preferred Shares	$25	$14.34 per Series Z Preferred Share

The Offer Price does not, and will not, include any amount with respect to dividends, including the December Dividend, but if you hold Securities at the close of business on the December 15, 2022 record date for the December Dividend and tender your Securities in the Offers, you will receive both the December Dividend and the Offer Price for your Securities, representing an effective aggregate sum of $15.62 per Series X Preferred Share, $15.66 per Series Y Preferred Share and $14.64 per Series Z Preferred Share. You should be aware that the trading price for each series of Securities may reflect accrued but unpaid dividends. Accordingly, when evaluating the consideration to be received in the Offers, you should refer to the sum of the applicable Offer Price plus the December Dividend.

At the time you tender your Securities, you will not know the extent of participation by other holders of Securities in the Offers.

The Offers are not conditioned on any minimum number of Securities being tendered. The Offers are, however, subject to certain conditions. See Section 10.

Source and Amount of Funds	The Company expects to use cash on hand (provided to the Company in the form of (i) the payment of accrued interest under certain outstanding loans made by the Company to its existing common stockholders and (ii) a contribution to its equity capital from its existing common stockholders) to pay the consideration payable by it pursuant to the Offers and the fees and expenses incurred by it in connection therewith.

Time to Tender	You may tender Securities until the Offers expire.
The Offers will expire on December 20, 2022 at 11:59 p.m., New York City time, unless the Company extends them (such time and date, as the same may be extended, the “Expiration Date”). See Section 6.

The Company may choose to extend the Offers for any reason, subject to applicable laws. The Company cannot assure you that it will extend the Offers or, if it does, of the length of any extension that it may provide. See Section 17.

If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it may have an earlier deadline for you to act to instruct it to accept the Offers on your behalf. You should contact the broker, dealer, commercial bank, trust company or other nominee to determine its deadline.

Extension, Amendment, and Termination of the Offers	The Company reserves the right to extend or amend the Offers in its sole discretion. If the Company extends the Offers, it will delay the acceptance of any Securities that have been tendered. The Company reserves the right to terminate the Offers under certain circumstances. See Section 10 and Section 17.

The Company will issue a press release by 9:00 a.m., New York City time, on the business day after the scheduled Expiration Date if it decides to extend the Offers. The Company will announce any amendment to the Offers by making a public announcement of the amendment. See Section 17.

Purpose of the Offers	The principal purpose of the Offers is to (i) provide liquidity to all holders of the Securities at a premium to recent market prices, (ii) reduce our future dividend obligations and reduce the outstanding liquidation preference of the Securities and (iii) eliminate the time and expense associated with having listed securities and being a public reporting company.

Conditions of the Offers

The Offers are neither conditioned upon any minimum number of Securities being tendered, nor subject to any financing condition. However, the Offers are subject to other conditions, including, among others, the absence of court and governmental action prohibiting, challenging or restricting the Offers. The conditions to the Offers are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition (other than any actions or inactions of the Company). The

Company reserves the right, in its sole discretion, to waive any and all conditions of the Offers prior to the Expiration Date. See Section 10.
Procedures for Tendering Securities	The Offers will expire on the Expiration Date, which is December 20, 2022 at 11:59 p.m. New York City time, unless the Company extends or earlier terminates the Offers. To tender your Securities prior to the expiration of the Offers, you must electronically transmit your acceptance of the applicable Offer through ATOP, which is maintained by DTC, and by which you will agree to be bound by the terms and conditions set forth in the applicable Offer, or deliver to the Tender Agent a duly executed Letter of Transmittal.

A tender will be deemed to be received after you have expressly agreed to be bound by the terms of the Offers, which is accomplished by the transmittal of an agent’s message to the Tender Agent by DTC in accordance with ATOP procedures, or by delivery to the Tender Agent of a duly executed Letter of Transmittal. You should contact the Information Agent for assistance at the contact information listed on the last page of this Offer to Purchase. Please note that the Company will not purchase your Securities in the Offers unless the Tender Agent receives the required confirmation prior to the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offers on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline. See Section 7.

The Securities may be tendered and accepted only in whole shares. No alternative, conditional or contingent tenders will be accepted. We have no obligation to accept Securities that are not validly tendered in the Offers before the Expiration Date.

There are no guaranteed delivery procedures available with respect to the Offers under the terms of this Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in this Offer to Purchase. See Section 7.

Withdrawal Rights	You may withdraw any Securities you have tendered at any time before the Expiration Date, which will occur on December 20, 2022 at 11:59 p.m., New York City time, unless the Company extends the Offers. The Company cannot assure you that it will extend the Offers or, if it does, of the length of any extension it may provide. See Section 8.

Withdrawal Procedure

You must deliver, on a timely basis prior to the Expiration Date, a written notice of your withdrawal, or a properly transmitted “Request Message” through ATOP, to the Tender Agent at the address appearing on the last page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Securities to be withdrawn and the name of the registered holder of those Securities.

Some additional requirements apply for Securities that have been tendered under the procedure for book-entry transfer set forth in Section 7. See Section 8.
Position of the Company as to the Fairness of the Offers; No Recommendation as to Whether to Tender	The Board of Directors reasonably believes that the Offers taken as a whole are procedurally and substantively fair to the holders of our Securities, including the unaffiliated holders of the Securities. However, neither the Company nor its Board of Directors, nor any other person, makes any recommendation to holders of Securities as to whether to tender or refrain from tendering their Securities. You should read carefully the information in this Offer to Purchase before making your decision whether to tender your Securities. See Section 21.

Untendered or Unpurchased Securities	Any tendered Securities that are not accepted for purchase by the Company will be returned without expense to their tendering holder. Securities not tendered or otherwise not purchased pursuant to the Offers will remain outstanding. We have no obligation to accept Securities that are not validly tendered in the Offers before the Expiration Date. If an Offer is consummated in part, then the number of Securities or aggregate liquidation amount that remain outstanding of the applicable series of Securities that is purchased in part in such Offer will be reduced.

We will seek to delist each series of the Securities from the NYSE following the completion of the Offers regardless of the participation level by holders in the Offers. Following such delisting, we will seek to terminate the registration of each series of the Securities under the Exchange Act pursuant to applicable SEC rules and we will no longer file reports with the SEC once all such terminations are effective. We anticipate that following the delisting, the Securities will be quoted on the OTC Pink Market, a centralized electronic quotation service for over-the counter securities, so long as market makers demonstrate an interest in trading in our Securities. We can provide no assurance that trading in our Securities will continue in the OTC Pink Market or in any other forum. See Section 2.

Market Prices of the Securities	Below is a table that shows, for each series of Securities, the last reported sale price on November 21, 2022:

Series of Securities	Last Reported Sale Price on November 21, 2022
Series X Preferred Shares (NYSE: PSBPrX)	$13.21
Series Y Preferred Shares (NYSE: PSBPrY)	$13.24
Series Z Preferred Shares (NYSE: PSBPrZ)	$12.39

The Offer Price for any of the Securities could be above or below the last reported sale price of such Securities on the Expiration Date. Holders of Securities should obtain current market quotations for the

Securities before deciding whether to tender their Securities pursuant to the Offers.

Appraisal Rights	You will have no appraisal rights in connection with the Offers.

Time of Payment	The Company will pay the purchase price to you in cash for the Securities it purchases promptly after the Expiration Date and the acceptance of the Securities for purchase. We refer to the date on which such payment is made as the “Settlement Date.” The Company expects the Settlement Date to promptly follow the Expiration Date. See Section 9.

Payment of Brokerage Commissions	If you are a registered holder of Securities and you tender your Securities directly to the Tender Agent, you will not incur any brokerage commissions. If you hold Securities through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 7.

Retail Processing Fee	The Company will pay the Retail Processing Dealers the Retail Processing Fees described in Section 18.

Material U.S. Federal Income Tax Consequences	The cash received in exchange for tendered Securities generally will be treated for U.S. federal income tax purposes either as (i) consideration received with respect to a sale or exchange of the tendered Securities, or (ii) a distribution from the Company in respect of its stock, depending on the particular circumstances of each holder of Securities. See Section 16 for a more detailed discussion.
Holders of the Securities should consult their own tax advisors to determine the particular tax consequences to them of participating in the Offers, including the applicability and effect of any state, local or non-U.S. tax laws.

Payment of Stock Transfer Tax	If you are the registered holder and you instruct the Tender Agent to make the payment for the Securities directly to you, then generally you will not incur any stock transfer tax. See Section 9.

Dealer Manager	The Dealer Manager is BofA Securities, Inc. The Company will pay the Dealer Manager fees. See Section 18. See the last page of this Offer to Purchase for additional information about the Dealer Manager.

Information and Tender Agent	The Information and Tender Agent is Global Bondholder Services Corporation, Inc. See Section 18. See the last page of this Offer to Purchase for additional information about the Information Agent and Tender Agent.

Further Information	You may call the Dealer Manager with questions regarding the terms of the Offers or the Information Agent with questions regarding how to tender and/or request additional copies of this Offer to Purchase, the Letter of Transmittal or other documents related to the Offers.

SPECIAL FACTORS

Section 1. Purpose of and Reasons for the Offers.

As discussed further below, the purposes of the Offers are to:

•	provide liquidity to all holders of the Securities at a premium to recent market prices;

•	reduce our future dividend obligations and reduce the outstanding liquidation preference of the Securities; and

•	eliminate the time and expense associated with having listed securities and being a public reporting company.

The Offer Price and the Offer Price plus the December Dividend each represent a premium as compared to the last reported trading price on November 21, 2022:

	Offer Price	Offer Price + December Dividend	Last Reported Sale Price on November 21, 2022
Series X Preferred Shares	$15.29	$15.62	$13.21
Series Y Preferred Shares	$15.33	$15.66	$13.24
Series Z Preferred Shares	$14.34	$14.64	$12.39

We believe that the Offers set forth in this Offer to Purchase are an attractive opportunity that will allow all holders of the Securities to receive a premium to recent market prices for the Securities. See Section 11 for high and low sale prices of the Securities over the last two years.

We believe that the Offers also provide the holders of our Securities with an efficient way to sell their Securities without incurring transaction costs associated with open market sales. If you are a registered holder of Securities and you tender your Securities directly to the Tender Agent, you will not incur any brokerage commissions. If you hold Securities through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 6.

The Securities are currently listed on the NYSE and registered under the Exchange Act and the Company is thus subject to the reporting requirements of the Exchange Act. We will seek to delist each series of the Securities from the NYSE following the completion of the Offers regardless of the participation level by holders in the Offers. Following such delisting, we will seek to terminate the registration of each series of the Securities under the Exchange Act pursuant to applicable SEC rules and we will no longer file reports with the SEC once all such terminations are effective. A series of the Securities must remain registered, and we must follow the reporting requirements of the Exchange Act, so long as such series of Securities is listed or there are 300 or more holders of record of such series of the Securities. We believe that there are currently fewer than 300 holders of record of each series of Securities, making the Company eligible to deregister each series of the Securities with the SEC following a delisting of such series of the Securities from the NYSE.

Our reasons for pursing the delisting and deregistration of the Securities include (i) the cost savings that we expect we could realize as a result of the delisting and the termination of the registration of the Securities under the Exchange Act, (ii) the additional savings in our management’s and employees’ time that will no longer be spent preparing the periodic reports required under the Exchange Act, and (iii) the ability to control the dissemination of certain business information, which is currently disclosed in our periodic reports and, accordingly, made available to our competitors, vendors, customers and other interested parties, potentially to our detriment.

The Company considered several alternative methods of returning cash to holders of the Securities, in addition to the Offers, including open market purchases and privately negotiated purchases. Open market purchases were considered and rejected due to, among other factors, the relative illiquidity of the market and a desire to offer such returns proportionately to all holders of the Securities. Privately negotiated purchases were also considered and rejected due to, among other factors, the fact that the widely dispersed nature of the holders of Securities would require a significant expenditure of time and effort to acquire any meaningful amount of Securities and a desire to offer such returns proportionately to all holders of the Securities.

The return of cash through a tender offer was ultimately selected due to the fact that such an offer could be made to any and all holders, a securityholder’s determination to tender or not tender in the Offers is purely voluntary and that in a tender offer securityholders are provided with sufficient time and information to make an informed decision.

Although the Board of Directors reasonably believes that the Offers, taken as a whole, are procedurally and substantively fair to the unaffiliated holders of the Securities, it has not, nor has the Company, the Board of Directors, the Information Agent or the Tender Agent made, and they are not making, any recommendation to you as to whether to tender or refrain from tendering your Securities. We have not authorized any person to make any such recommendation. You must make your own decisions as to whether to tender your Securities and, if so, how many Securities to tender. In doing so, you should read carefully the information contained in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offers. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

The Company does not believe, after reasonable inquiry, that any of the Company’s affiliates or its directors or executive officers own any Securities and thus does not believe, after reasonable inquiry, that any such persons will tender any Securities in connection with the Offers.

The Company does not presently know, after reasonable inquiry, whether any of the Company’s directors, executive officers or affiliates have made any recommendation either in support of or opposed to the Offers other than as expressly set forth in this Offer to Purchase.

Section 2. Certain Effects of the Offers.

The following is a review of certain expected effects of the Offers, including the effects of the delisting and deregistration of the Securities following the Offers.

Potential Effects on Tendering Holders of Securities

Cash Payment at a Premium to Recent Market Prices; Liquidity. If the Offers are consummated, the tendering holders of Securities will receive a purchase price that represents a premium (based on the closing price reported on November 21, 2022) over recent market prices. Tendering holders of Securities will receive a cash payment based on the applicable Offer Price, which we believe would be unlikely for all holders of Securities to receive in open market sales. Due to the illiquidity of the Securities, if a significant number of Securities were sold in the open market, those sales would likely reduce the market price of the Securities materially, which would likely reduce payments upon any later sales of Securities. If the Offers are completed, however, all properly tendering holders of Securities will receive the same price, which is at a premium over recent market prices.

Loss of Any Future Benefits Associated With the Preferred Shares. Holders of Securities who tender their Securities and whose Securities are accepted and purchased by the Company will no longer have any rights and benefits with respect to those Securities. These benefits could in the future include payments made to holders of Securities (i) upon any liquidation of the Company or (ii) at the election of the Company to the extent permitted by the terms of its charter and applicable law, voluntary redemption of the Securities by the Company, in each case, at the Liquidation Preference of $25.00 plus accrued but unpaid dividends per Preferred Share. The Securities are perpetual and there is no fixed date on which we are required to redeem or otherwise repurchase the Securities. In addition, no holder of Securities has the right to require the Company to redeem any Securities. The Company does not currently have any intention to redeem any Securities that remain outstanding following the completion of the Offers.

Holders of the Securities that tender their Securities will also not have the benefit of any dividends if and when declared and paid in the future. Any determination to pay dividends on the Securities in the future will be at the Board of Directors’ discretion and will depend upon the Company’s financial condition, availability of capital, a review of any regulatory, contractual and other constraints, and other factors deemed relevant by the Board of Directors.

Tax Consequences. Holders whose Securities are accepted and purchased by the Company in this Offer to Purchase may also incur tax liability (including possible U.S. federal withholding or backup withholding tax liability) with respect to the sale of their Securities. Given the absence of definitive authority as to the tax treatment of the payment for Securities purchased absent a complete termination of the Holder’s interest in the Company, the tax consequences to any Holders whose Securities are so accepted and purchased will depend upon the facts and circumstances of each such Holder’s specific situation. See Section 16.

Potential Effects on Non-Tendering Holders

Reduction in Outstanding Securities. The Series X Preferred Shares, Series Y Preferred Shares and Series Z Preferred Shares purchased by the Company in the Offers will be retired and the underlying preferred stock, fractional interests in which such Securities represent, will be retired and returned to the status of authorized but unissued shares of the Company’s preferred stock.

Delisting and Deregistration. We will seek to delist each series of the Securities from the NYSE following the completion of the Offers regardless of the participation level by holders in the Offers. Following such delisting, the Company will seek to terminate the registration of each series of the Securities under the Exchange Act. The registration of a series of Securities may be terminated upon application by the Company to the SEC if there are fewer than 300 holders of record of such series and such series of Securities is not listed on a national securities exchange. Upon the delisting and deregistration of all the series of the Securities, we would cease to file annual, quarterly, current, and other reports and documents with the SEC, and holders of Securities will cease to have access to any such information. Holders of Securities after any such deregistration would, therefore, have access to much less information about us and our business, operations and financial performance. We would also no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 and many of the liability provisions of the Exchange Act, including the requirement that our officers certify the accuracy of our financial statements, and our officers and directors will no longer be subject to the reporting requirements of Section 16 of the Exchange Act with respect to the Securities, or be subject to the prohibitions against short-swing profits with respect to the Securities. Additionally, recent regulatory interpretations by the SEC under Exchange Act Rule 15c2-11 may further restrict the ability of brokers and dealers to publish quotations in the Securities on any interdealer quotation system or other quotation medium after we cease reporting with the SEC.

Reduced Liquidity and Increased Volatility. Equity securities that have a small number of issued securities and a small number of holders have less liquidity, more volatile trading and may attract lower prices than comparable equity securities with a greater float and more holders. Any purchase of Securities in this Offer to Purchase will reduce the number of Securities that trade publicly and will likely reduce the number of holders and beneficial owners of Securities. Therefore, the market price for Securities that are not tendered and purchased in the Offers may be lower and more volatile. In addition, the delisting of the Securities from the NYSE and deregistration under the Exchange Act would further impair the liquidity of the Securities and any available trading market for the Securities. We anticipate that following the delisting, the Securities will be quoted on the OTC Pink Market, a centralized electronic quotation service for over-the counter securities, so long as market makers demonstrate an interest in trading in our Securities. We can provide no assurance that trading in our Securities will continue in the OTC Pink Market or in any other forum. If the Offers are completed, there can be no assurance that any trading market will exist for the Securities. To the extent a market continues to exist after completion of the Offers, the Securities may trade at a discount compared to current values. We can give no assurance, however, as to the price at which a holder of Securities may be able to sell his, her or its Securities in the future, if at all. The Securities are perpetual and there is no fixed date on which we are required to redeem or otherwise repurchase the Securities. In addition, no holder of Securities has the right to require the Company to redeem any Securities. The Company does not currently have any intention to redeem any Securities that remain outstanding following the completion of the Offers.

Potential Effects on the Company and its Affiliates

Reduced Cash Obligations. A reduction in the number of issued Securities will reduce any need for the Company to utilize its cash on hand to pay dividends on the Securities if, as and when authorized by the Board of Directors and declared by the Company. Following the Blackstone Acquisition (as defined below), affiliates of Blackstone Inc. (“Blackstone”) own all of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and this reduction would also benefit such affiliates since, pursuant to the terms of the Company’s charter, no dividends may be paid on the Common Stock unless full cumulative dividends on each series of the Securities have been paid or declared and funds therefor set apart for payment for all past dividend periods.

Reduction in Liquidation Preference. A reduction in the number of issued Securities will reduce the aggregate amounts payable to the holders of Securities upon (i) any liquidation of the Company or (ii) at the election of the Company to the extent permitted by the terms of its charter and applicable law, voluntary redemption by the Company of the Securities, in either case at the Liquidation Preference of $25.00 plus accrued but unpaid dividends per Preferred Share. The Company’s affiliated common stockholders, as the holders of the residual equity value of the Company, will directly benefit from this reduction. The Preferred Shares are perpetual and there is no fixed date on which we are required to redeem or otherwise repurchase the Securities. In addition, no holder of Securities has the right to require the Company to redeem any Securities. The Company does not currently have any intention to redeem any Securities that remain outstanding following the completion of the Offers.

Payment of Costs and Fees. The Offers will have a detrimental effect on the Company to the extent that it must fund the payment of the purchase price for the Offers. The Company and its affiliated common stockholders will also be negatively affected by the expenses incurred in connection with the Offers.

No Change in Value. The Company does not believe that the Offers will result in a material change to its net book value, net earnings or going concern value.

Termination of Exchange Act Registration and Reporting. Our Securities are registered under the Exchange Act, which requires, among other things, that we furnish certain information to the holders of Securities. Following the delisting of a series of the Securities from the NYSE, the Company will seek to terminate the registration of such series of Securities under the Exchange Act. The Company incurs direct and indirect costs and burdens associated with the filing and reporting requirements imposed on SEC reporting companies by the Exchange Act and complying with the Sarbanes-Oxley Act of 2002 and expects to incur cost savings from terminating the registration of all of the series of Securities under the Exchange Act. Further, deregistration is expected to allow management to spend more time focused on its regular business activities.

Section 3. Fairness of the Offers.

As noted above in Section 1, the Company will seek to delist each series of the Securities from the NYSE following the completion of the Offers regardless of the participation level by holders in the Offers. Following such delisting, we will seek to terminate the registration of each series of the Securities under the Exchange Act pursuant to applicable SEC rules and we will no longer file reports with the SEC once all such terminations are effective. As a result, under SEC rules, the Offers are considered to be a “going private” transaction. Under the SEC rules governing “going private” transactions, the Company is required to express its belief as to the fairness of the Offers to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The Company is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The view of the Company expressed below should not be construed as a recommendation to any holder of Securities as to whether such holder should tender their Securities in the Offers.

As discussed further below, the Company, acting through its Board of Directors, reasonably believes that the Offers, taken as a whole, are procedurally and substantively fair to the Company’s unaffiliated holders of Securities. In making this determination, the Board of Directors considered a number of factors it believed favored the fairness of the Offers, as well as factors that, from the perspective of an unaffiliated holder of Securities, may not have favored the fairness of the Offers.

Positive Factors

The Board of Directors considered a number of factors when determining whether the Offers were procedurally and substantively fair and in the best interests of the Company and all of the holders of its Securities, including its unaffiliated holders of Securities:

•

Based on the information provided by BofA Securities, Inc. as Dealer Manager (as defined in Section 4 below), at the request of the Board of Directors, as described in Section 4, the Board of Directors considered the following:

•	that the Offer Price and the Offer Price plus the December Dividend each represent a premium as compared to the last reported trading price on November 21, 2022:

		Offer Price + December	Last Reported Sale Price
	Offer Price	Dividend	on November 21, 2022
Series X Preferred Shares	$15.29	$15.62	$13.21
Series Y Preferred Shares	$15.33	$15.66	$13.24
Series Z Preferred Shares	$14.34	$14.64	$12.39

•	the year-to-date historical trading yields and prices of the Securities in relation to various developments in the Company’s business and in comparison to certain selected market indices;

•	the year-to-date historical trading volumes of the Securities;

•	the various terms of comparable self-tender transactions with certain characteristics similar to the Offers, including the average premium as a percentage of the pre-announcement price; and

•

the implied yield for the Securities based on the Offer Price relative to preferred yields for selected public REITs that, in the professional judgment of the Dealer Manager, had certain characteristics similar to the Company.

•

The Offers will provide cash consideration to, and immediate liquidity for, the holders of Securities, whose ability to sell their Securities is currently adversely affected by a lack of liquidity. Holders of Securities tendering their Securities will receive the applicable Offer Price, which would be difficult for all such holders to receive in open market sales, especially in light of the relatively low trading volume of the Securities and other transaction costs typically associated with open market sales. If you are a registered holder of Securities and you tender your Securities directly to the Tender Agent, you will not incur any brokerage commissions. If you hold Securities through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable.

•	Each holder of Securities can determine individually whether to tender their Securities in the Offers.

•	The Board of Directors has unanimously approved the Offers, including all of our directors who are independent directors under NYSE listing and SEC audit committee standards.

Negative Factors

The Board of Directors also considered a number of negative factors that would result from the Offers when determining whether the Offers are procedurally and substantively fair and in the best interests of the Company and all of the holders of its Securities, including its unaffiliated holders of Securities, including the following:

•

The fact that holders of Securities will not receive the redemption price in respect of their tendered Securities if the Company in the future were to choose to effect a redemption of the Securities in accordance with their terms, which would equal the Liquidation Preference of $25.00 plus accrued but unpaid dividends per share of preferred stock underlying the Securities.

•	Under Maryland law and our charter, no appraisal or dissenters’ rights are available to the holders who do not tender their Securities.

•

From time to time in the future, to the extent permitted by applicable law, the Company may acquire Securities that remain outstanding, if any, whether or not the Offers are consummated, through redemptions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more than the price to be paid pursuant to the Offers.

•

The fact that, upon the delisting from the NYSE and the termination of each series of Securities’ Exchange Act registration and the Company’s periodic reporting, there would likely be a significant reduction in the liquidity and value of the Securities.

•	Upon the termination of each series of Securities’ Exchange Act registration:

•

holders of Securities after any such deregistration would have access to much less information about us and our business, operations and financial performance since we would cease to file annual, quarterly, current, and other reports and documents with the SEC;

•

we would also no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 and most of the liability provisions of the Exchange Act, including the requirement that our officers certify the accuracy of our financial statements; and

•

our officers and directors will no longer be subject to the reporting requirements of Section 16 of the Exchange Act with respect to the Securities, or be subject to the prohibitions against short-swing profits with respect to the Securities.

After taking into account the factors set forth above, as well as others, the Offers were unanimously approved by our Board of Directors, including all of our directors who are independent directors under NYSE listing and SEC audit committee standards, and all of the other directors who are not employees of the Company.

The foregoing discussion of factors considered by the Board of Directors is not intended to be exhaustive, but summarizes the material factors considered by the Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the Offers, the Board of Directors has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the Offers. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board of Directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determinations. The Board of Directors based its recommendations on the totality of the information presented. It should be noted that this explanation of the reasoning of the Board of Directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Note Regarding Forward-Looking Statements” beginning on page 1.

In fixing the Offer Price, the Board of Directors, in the exercise of its business judgment, did not believe that the factors it considered enabled it to establish or that it could establish a single definitive valuation of a “fair price” or even a range of fair prices. To the extent such factors suggested a range of fair prices, the Board of Directors did not believe any point within any such general range was or would be more definitively fair than any other point within a range. Likewise, the Board of Directors did not believe that the factors which it determined were not material to its analysis and which were not considered would have assisted the Board of Directors in either establishing a single definitive valuation of a “fair price” or in fixing the upper and lower limits of a range of fair prices. Further, the Board of Directors elected not to obtain a fairness opinion with regard to the fairness of the Offer Price because (i) each holder of Securities would have the ability to determine whether to tender the Securities owned by such holder or remain a holder of Securities and (ii) it did not believe that a fairness opinion would have established a single definitive “fair price” but would, at best, have established a variety of values and a variety of ranges of fairness with no point within any such ranges being more definitively fair than any other point within such ranges. The Board of Directors did not undertake to establish the boundaries of any potential range of fairness. Except as described in Section 4 below, neither the Company nor, to its knowledge after due inquiry, any affiliate of the Company, has received any report, opinion or appraisal from an outside party that is materially related to the Offers or any potential subsequent Rule 13e-3 transaction, including, but not limited to: any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to holders of the Securities or the fairness of the Offers or any potential subsequent Rule 13e-3 transaction to the Company or any such affiliate or to holders of Securities who are not affiliates.

The Board of Directors did not consider the going concern value or the book value of the Securities in determining the fairness of the Offers to unaffiliated holders of Securities because the Securities are not convertible into shares of the Company’s common stock and, unlike shares of common stock, are limited in their returns to dividends and have fixed, specified liquidation preference and redemption prices.

With the exception of the Blackstone Acquisition described below in Section 13 and the other matters identified under “Schedule I – 4. Other Negotiations or Contacts Concerning Significant Corporate Events”, the Board of Directors did not consider any of the following as there were no firm offers for (a) the merger or consolidation of the Company with or into another company or vice versa; (b) the sale or other transfer of all or any substantial part of the assets of the Company; or (c) a third party purchase of our securities that would enable the holder to exercise control of the Company.

THE BOARD OF DIRECTORS REASONABLY BELIEVES THAT THE OFFERS TAKEN AS A WHOLE ARE PROCEDURALLY AND SUBSTANTIVELY FAIR TO THE HOLDERS OF OUR SECURITIES, INCLUDING THE UNAFFILIATED HOLDERS OF THE SECURITIES. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SECURITIES. NEITHER THE COMPANY NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEALER MANAGER HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFERS. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SECURITIES AND, IF SO, HOW MANY TO TENDER. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFERS, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFERS.

The Offers are not subject to the approval of any holders of the Securities, including a majority of unaffiliated holders of the Securities. We have not made any provision in connection with the Offers to grant unaffiliated holders of Securities access to the Company’s corporate files or to obtain counsel or appraisal services at Company expense and holders of Securities have no appraisal rights in connection with the Offers. In addition, a majority of directors who are not employees of the Company have not retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Offers and/or preparing a report concerning the fairness of the Offers.

Section 4. Summary of Financial Presentation

The Company retained BofA Securities, Inc. (“BofA Securities”) to act as its exclusive dealer manager in connection with the Offers (the “Dealer Manager”). The Company retained BofA Securities as the Dealer Manager because of BofA Securities’ experience in transactions similar to the Offers, its reputation in the investment community and its familiarity with the Company and its business.

Summary of Financial Presentation

At a meeting of the Board of Directors on November 21, 2022, BofA Securities, in connection with its role as Dealer Manager, at the Company’s request, made a presentation (the “presentation”) regarding the trading history of the Securities and selected transactions comparable to the Offers.

Comparable Selected Transactions. BofA Securities presented a summary of self-tender transactions with certain characteristics similar to the Offers. One transaction list included examples of fixed price tender offers of securities with a liquidation preference equal to $100 or below, and the other transaction list included examples of fixed price tender offers of securities with a liquidation preference equal to $1,000. These summaries presented the amount outstanding of the relevant securities to be tendered, the liquidation preference, a brief description of the transaction including whether the tender offer was for any and all of the outstanding securities or if a maximum cap was set, the pre-announcement trading price of the relevant securities, the offer price, the premium, the premium as a percentage of the pre-announcement price and the amount tendered in connection with the relevant offer. For the transactions with a liquidation preference equal to $100 or below, the average and the median premium as a percentage of the pre-announcement price was 14% and 5%, respectively, and the average and median percentage tendered was 30% and 21%, respectively. For the transactions with a liquidation preference equal to $1,000, the average and the median premium as a percentage of the pre-announcement price was 6% and 5%, respectively, and the average and median percentage tendered was 49% and 56%, respectively.

Comparable Selected Preferred Yields in the Public REIT Market. BofA Securities presented a summary of the preferred yield for the Company, on a current basis and assuming an illustrative tender offer premium of 15.7%, relative to the comparable preferred yields of selected public REITs. Information presented for the selected public REITs included the liquidation preference, the market value of the preferred equity, the ratio of market value to liquidation preference, any relevant credit ratings for the preferred equity, the ratio of Net Debt to Total Enterprise Value (“TEV”), the ratio of New Debt plus outstanding preferred equity to TEV and the weighted average dividend rate and strip yield. The presentation showed that the Company’s ratio of Net Debt to TEV was 64% and the ratio of Net Debt plus the Securities to TEV was 77%. The selected comparable issuers presented included (i) selected unrated public REIT preferred equity issuers, which demonstrated ratios of Net Debt to TEV and Net Debt plus outstanding preferred equity to TEV of 44% and 53%, respectively, (ii) selected non-investment grade rated public REIT preferred equity issuers, which demonstrated ratios of Net Debt to TEV and Net Debt plus outstanding preferred equity to TEV of 52% and 57%, respectively, and (iii) selected investment grade rated public REIT preferred equity issuers, which demonstrated ratios of Net Debt to TEV and Net Debt plus outstanding preferred equity to TEV of 28% and 31%, respectively.

Historical Trading Yields and Prices. BofA Securities presented information showing the year-to-date historical trading yields and prices of the Securities in relation to various developments in the Company’s business and in comparison to certain selected market indices.

Historical Trading Volumes. BofA Securities presented information showing the year-to-date historical trading volumes of the Securities.

After reviewing and evaluating the information provided by BofA Securities in its presentation, and considering the factors listed above in Section 3, the Board of Directors determined to set the Offer Price as set forth in Section 6. The Company did not retain the services of BofA Securities or any other party as financial advisor to render an opinion as to the fairness of the Offers, but reached an independent determination regarding the fairness of the Offers. See Section 3.

Material Relationships with BofA Securities

The Company entered into a dealer manager agreement with BofA Securities, pursuant to which the Company engaged BofA Securities to serve as the Dealer Manager. Pursuant to the dealer manager agreement, the Company agreed to pay BofA Securities a success fee equal to 0.50% of the aggregate liquidation preference of Securities purchased in the Offers, payable upon the purchase by the Company of the Securities in the Offers. See Section 9. Whether or not any Securities are purchased in the Offers, BofA Securities will be reimbursed by the Company for specified reasonable out-of-pocket expenses. In addition, the Company agreed to indemnify BofA Securities, its affiliates and each of their respective directors, officers, employees, agents and controlling persons against specified liabilities, including liabilities under the federal securities laws.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company and certain of its affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking treasury, lending and other financial services to Blackstone and certain of its affiliates and related companies (including the Company and its affiliates) and have received or in the future may receive substantial compensation for the rendering of these services, including having acted or acting as (i) financial advisor in connection with various acquisitions, divestures, purchases and sales of assets, and other corporate activity, including in connection with the Blackstone Acquisition, (ii) underwriter, manager and/or arranger on various debt and equity offerings and financings, and (iii) underwriter and manager in initial public offerings of certain affiliated or related companies. BofA Securities has advised us that from November 19, 2020 through November 18, 2022, BofA Securities and its affiliates derived aggregate revenues from Blackstone and certain of its affiliates of approximately $920 million for investment and corporate banking and other financial services as determined by BofA Securities based on its books and records. The Company did not retain the services of BofA Securities as financial advisor to render an opinion as to the fairness of the Offers.

The presentation will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested equity securityholder of the Company or representative who has been so designated in writing.

Section 5. Plans of the Company After the Offers.

It is expected that following the Offers, our business and operations will be continued substantially as they are currently being conducted by management. Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, we have no current plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization;

•

any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our corporate structure or business;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

As discussed above, we will seek to delist each series of the Securities from the NYSE following the completion of the Offers regardless of the participation level by holders in the Offers. Following such delisting, we will seek to terminate the registration of each series of the Securities under the Exchange Act pursuant to applicable SEC rules and we will no longer file reports with the SEC once all such terminations are effective.

We have considered and may make additional repurchases of Securities following the completion of the Offers, should our Board of Directors determine that the Company has sufficient available cash to do so, and as such, the Company retains the right, from time to time, to continue to repurchase Securities. At such time, the Company may purchase additional Securities in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to holders of Securities than, the terms of the Offers. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Securities, other than through the Offers, until at least 10 business days after the expiration or termination of the Offers. Any possible future purchases by us will depend on many factors, including the market price of the Securities, the results of the Offers, our business and financial position and general economic and market conditions.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing stockholder value, and we may undertake or plan actions that relate to or could result in one or more of these events. In furtherance thereof, our management periodically assesses possible acquisitions, divestitures and other extraordinary corporate transactions as well as indebtedness, capitalization, special dividends or changes in dividend policy and other matters.

Nothing in the Offers will preclude us from considering any of the foregoing events or pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law, and we reserve the right to do so. Although we may not have any current plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we consider from time to time, and may undertake or plan actions that relate to or could result in, one or more of these events. Holders tendering Securities in the Offers may run the risk of foregoing the benefit of any appreciation in the market price of the Securities resulting from such potential future events.

THE OFFERS

Section 6. Number of Securities; Expiration Date.

General. We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, any and all of the Securities for the applicable Offer Price as set forth herein. At the time you tender your Securities, you will not know the extent of participation by other holders of Securities in the Offers.

The following table sets forth some of the terms of the Offers:

Series of Securities	CUSIP No. / ISIN	Liquidation Preference Per Preferred Share	Offer Price
Series X Preferred Shares	69360J 594 / US69360J5948	$25	$15.29 per Series X Preferred Share
Series Y Preferred Shares	69360J 578 / US69360J5781	$25	$15.33 per Series Y Preferred Share
Series Z Preferred Shares	69360J 552 / US69360J5526	$25	$14.34 per Series Z Preferred Share

The Offer Price does not, and will not, include any amount with respect to dividends, including the December Dividend, but if you hold Securities at the close of business on the December 15, 2022 record date for the December Dividend and tender your Securities in the Offers, you will receive both the December Dividend and the Offer Price for your Securities, representing an effective aggregate sum of $15.62 per Series X Preferred Share, $15.66 per Series Y Preferred Share and $14.64 per Series Z Preferred Share. You should be aware that the trading price for each series of Securities may reflect accrued but unpaid dividends. Accordingly, when evaluating the consideration to be received in the Offers, you should refer to the sum of the applicable Offer Price plus the December Dividend.

Expiration Date. The term “Expiration Date” means December 20, 2022 at 11:59 p.m., New York City time, unless and until the Company shall have extended the period of time during which the Offers will remain open, in which event, the term Expiration Date shall refer to the latest time and date at which the Offers, as so extended by the Company, shall expire. The Company will pay for all properly tendered and not properly withdrawn Securities that are accepted for purchase promptly after the Expiration Date. If the Company materially changes the Offers or information concerning the Offers, it will extend the Offers to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act.

For the purposes of the Offers, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If the Company increases or decreases (i) the price to be paid for any series of the Securities or (ii) the Retail Processing Fee for any series of the Securities, then such Offer for such series must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given to holders of Securities in the manner specified in Section 17.

THE OFFERS ARE NEITHER CONDITIONED ON ANY MINIMUM NUMBER OF SECURITIES BEING TENDERED, NOR SUBJECT TO ANY FINANCING CONDITION. THE COMPANY’S OBLIGATION TO ACCEPT AND PAY FOR SECURITIES PROPERLY TENDERED PURSUANT TO THE OFFERS IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 10. THE CONDITIONS TO THE OFFERS ARE FOR THE SOLE BENEFIT OF THE COMPANY AND MAY BE ASSERTED BY THE COMPANY, REGARDLESS OF THE CIRCUMSTANCES GIVING RISE TO ANY SUCH CONDITION (OTHER THAN ANY ACTIONS OR INACTIONS OF THE COMPANY). THE COMPANY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY AND ALL CONDITIONS OF THE OFFERS PRIOR TO THE EXPIRATION DATE.

This Offer to Purchase and the related Letter of Transmittal will be mailed to holders of record of Securities and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities.

Section 7. Procedures for Tendering the Securities.

All of the Securities are held in book-entry form through the facilities of DTC and must be tendered through DTC. If you desire to tender Securities, a DTC participant must electronically transmit your acceptance of any Offer through DTC’s ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offers and send an agent’s message (as hereinafter defined) to the Tender Agent, for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the applicable Offer and agree to be bound by the terms of such Offer, and that the Company may enforce such agreement against you. Alternatively, you may also confirm your acceptance of any Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Securities into the Tender Agent’s applicable DTC account.

If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely that it has an earlier deadline for you to act to instruct it to accept any Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.

We recommend that investors who hold Securities through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender Securities through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Tender Agent.

The Securities may be tendered and accepted only in whole shares. No alternative, conditional or contingent tenders will be accepted.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

•

the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 7, shall include any participant in DTC whose name appears on a security position listing as the owner of the Securities) of the Securities tendered therewith and the holder has not completed either of the boxes under “Special Payment and Delivery Instructions” within the Letter of Transmittal; or

•

the Securities are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the Letter of Transmittal.

There are no guaranteed delivery procedures available with respect to the Offers under the terms of this Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in this section.

The Company will make payment for Securities tendered and accepted for purchase in the Offers only after the Tender Agent receives a timely confirmation of the book-entry transfer of the Securities into the Tender Agent’s applicable account at DTC, a properly completed and a duly executed Letter of Transmittal, or an agent’s message, and any other documents required by the Letter of Transmittal.

Book-Entry Delivery. The Tender Agent will establish accounts with respect to the Securities for purposes of the Offers at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a DTC participant may make book-entry delivery of the Securities by causing DTC to transfer Securities into the Tender Agent’s applicable account in accordance with DTC’s procedures for transfer. Although DTC participants may effect delivery of Securities into the Tender Agent’s applicable account at DTC, such deposit must be accompanied by either

•	a message that has been transmitted to the Tender Agent through the facilities of DTC or an “agent’s message,” or

•

a properly completed and duly executed Letter of Transmittal, including any other required documents, that has been transmitted to and received by the Tender Agent at its address as set forth on the back page of this Offer to Purchase before the Expiration Date.

Method of Delivery. The method of delivery of the Letter of Transmittal and any other required documents is at the election and risk of the tendering holder of Securities. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Tender Agent.

Appraisal Rights. You will have no appraisal rights in connection with the Offers.

U.S. Federal Backup Withholding. Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a holder of the Securities or other payee pursuant to the Offers will be withheld and remitted to the U.S. Treasury, unless the holder of the Securities or other payee provides his or her taxpayer identification number (i.e., employer identification number or Social Security number) to the Tender Agent and certifies under penalties of perjury that such number is correct and that such holder of the Securities or other payee is exempt from backup withholding, or such holder of the Securities or other payee otherwise establishes an exemption from backup withholding. If the Tender Agent is not provided with the correct taxpayer identification number, the holder of the Securities or other payee may also be subject to certain penalties imposed by the Internal Revenue Service (the “IRS”). Therefore, each tendering U.S. Holder (as defined below in Section 16) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the U.S. Holder otherwise establishes to the satisfaction of the Tender Agent that such tendering U.S. Holder is not subject to backup withholding. Certain holders of the Securities (including, among others, C corporations) are not subject to these backup withholding and reporting requirements. Exempt U.S. Holders should indicate their exempt status on the IRS Form W-9 included as part of the Letter of Transmittal. In order for a Non-U.S. Holder (as defined below in Section 16) to qualify as an exempt recipient, such holder of the Securities generally must submit an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8, signed under penalties of perjury, attesting to that Non-U.S. Holder’s non-U.S. status. Tendering holders of the Securities can obtain other applicable forms from the Tender Agent or from www.irs.gov. See Instruction 8 of the Letter of Transmittal.

Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING ON THE GROSS PAYMENTS MADE TO YOU FOR THE SECURITIES PURCHASED PURSUANT TO THE OFFERS, YOU MUST PROVIDE THE TENDER AGENT WITH A COMPLETED IRS FORM W-9 OR APPLICABLE IRS FORM W-8, AS APPROPRIATE, OR OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING.

Where Securities are tendered on behalf of the holder of Securities by a broker or other DTC participant, the foregoing IRS Forms and certifications generally must be provided by the holder of Securities to the DTC participant, instead of the Tender Agent, in accordance with the DTC participant’s applicable procedures.

For a discussion of material U.S. federal income tax consequences to tendering holders of the Securities, see Section 16.

Return of Withdrawn Securities. In the event of proper withdrawal of tendered Securities, the Tender Agent will credit the Securities to the appropriate account maintained by the tendering holder of Securities at DTC without expense to the holder of the Securities.

Determination of Validity; Rejection of Securities; Waiver of Defects; No Obligation to Give Notice of Defects. The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of Securities, and its determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Securities that it determines are not in proper form or the acceptance for purchase of or payment for which the Company determines may be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Security or any particular holder of Securities, and the Company’s interpretation of the terms of the Offers will be final and binding on all parties. No tender of Securities will be deemed to have been properly made until the holder of the Securities cures, or the Company waives, all defects or irregularities. None of the Company, the Tender Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Holder’s Representation and Warranty; The Company’s Acceptance Constitutes an Agreement. A tender of Securities under the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offers, as well as the tendering holder’s representation and warranty to the Company that (i) such holder of Securities has the full power and authority to tender, sell, assign and transfer the tendered Securities and (ii) when the same are accepted for purchase by the Company, it will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claims.

The Company’s acceptance for purchase of Securities tendered under any Offer will constitute a binding agreement between the tendering holder of Securities and the Company upon the terms and conditions of the Offers.

Section 8. Withdrawal Rights.

Holders of Securities may withdraw Securities tendered into any Offer at any time prior to the Expiration Date. Holders of Securities may also withdraw their Securities if the Company has not accepted the Securities for purchase after the expiration of forty business days from the commencement of the Offers.

For a withdrawal to be effective, the Tender Agent must receive, prior to the Expiration Date, a written notice of withdrawal, or a properly transmitted “Request Message” through ATOP, at the Tender Agent’s address set forth on the back page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering holder of the Securities, the series and number of Securities that the holder of Securities wishes to withdraw and the name of the registered holder of the Securities.

Any notice of withdrawal must also specify the name and the number of the account at DTC to be credited with the withdrawn Securities and must otherwise comply with DTC’s procedures. The Company will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding. None of the Company, the Tender Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A holder of Securities may not rescind a withdrawal and the Company will deem any Securities that a holder of Securities properly withdraws not properly tendered for purposes of the Offers, unless the holder of Securities properly retenders the withdrawn Securities before the Expiration Date by following one of the procedures described in Section 7.

Section 9. Purchase of Securities and Payment of Purchase Price.

Subject to the conditions of the Offers, on the Settlement Date, we will accept for purchase any and all validly tendered and not properly withdrawn Securities. We expect the Settlement Date to promptly follow the Expiration Date, unless extended pursuant to the Offers.

For purposes of the Offers, the Company will be deemed to have accepted for purchase, and therefore purchased, Securities that are properly tendered and are not properly withdrawn, only when, as and if it gives oral or written notice to the Tender Agent of its acceptance of the Securities for purchase under the Offers.

The Company will pay for Securities that it purchases under the Offers by depositing the aggregate purchase price for such Securities with DTC, which will act as an agent for tendering holders of the Securities for the purpose of receiving payment from the Company and transmitting payment to the tendering holders of the Securities.

The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Securities purchased under the Offers. If, however,

•	payment of the purchase price is to be made to any person other than the registered holder, or

•	tendered Securities are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

If the Offers expire or terminate and any of the Securities have not been accepted for purchase by us following the expiration or termination of the Offers, the holder of Securities that were not accepted for purchase will continue to own those Securities. The Tender Agent will credit those Securities to the appropriate account maintained by the tendering holder of Securities at DTC without expense to the holder of the Securities.

Section 10. Conditions of the Offers.

Notwithstanding any other provision of the Offers, the Company will not be required to accept for purchase, purchase or pay for any Securities tendered, and may terminate or amend the Offers or may postpone the acceptance for purchase of, or the purchase of and the payment for Securities tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by the Company to have occurred) that, in the Company’s reasonable judgment and regardless of the circumstances giving rise to the event or events (other than actions or inactions of the Company), make it inadvisable to proceed with the Offers or with acceptance for purchase:

•

there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offers, the acquisition of some or all of the Securities under the Offers or otherwise relates in any manner to the Offers, or is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offers or materially impair the contemplated benefits to the Company of the Offers;

•

there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offers or the Company or any of its subsidiaries, by any court or any authority, agency, tribunal or other body that, in the Company’s reasonable judgment, would or might, directly or indirectly:

•	make the acceptance for purchase of, or payment for, some or all of the Securities illegal or otherwise restrict or prohibit completion of the Offers; or

•	delay or restrict the ability of the Company, or render the Company unable, to accept for purchase or pay for some or all of the Securities; or

•	in the Company’s reasonable judgment, there has occurred any of the following:

•

any general suspension of trading in, or the imposition of any general trading curb or general minimum or maximum price limits or prices for, trading in securities on any U.S. national securities exchange or in the over-the-counter market;

•

any decrease of more than 10% in the market price for any of the Securities on the NYSE or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on November 21, 2022 shall have occurred;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement of any war, armed hostilities or other international calamity, including any act of terrorism, on or after the date of this Offer to Purchase, in or involving the United States, or the material escalation of any such armed hostilities which had commenced before the date of this Offer to Purchase, in each case which is reasonably likely to have a material adverse effect on the Company or on the Company’s ability to complete the Offers;

•

any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•	any change in tax law that would materially change the tax consequences of the Offers in a manner that would reasonably be expected to have a material and adverse effect on the Company; or

•

any change or changes have occurred or likely to occur affecting the Company or any of its subsidiaries’ business or financial affairs that, in our reasonable judgment, (i) is, or is reasonably likely to be, materially adverse to the Company and its subsidiaries’ business, condition (financial or otherwise), income, assets, liabilities, operations, property or prospects, (ii) would or might prohibit, prevent, restrict or delay consummation of the Offers, or (iii) would materially impair the contemplated benefits of the Offers to the Company or be material to holders of Securities in deciding whether to accept the Offers.

In addition, if completing the Offers on their current or amended terms, or at all, may cause the Company to fail to qualify for taxation as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, the Company may terminate or amend the Offers or postpone the acceptance of the Securities for payment.

The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, at any time and from time to time, before the Expiration Date, in its reasonable discretion. The Company’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the foregoing, in the event that one or more events described above occurs before the Expiration Date, the Company will, as promptly as practical, notify the holders of Securities of the Company’s determination as to whether to (i) waive or modify, in whole or in part, the condition and continue the Offers or (ii) terminate the Offers. Any determination or judgment by the Company concerning the events described above will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction.

Section 11. Historical Price Range of the Securities.

The Company’s Series X Preferred Shares, Series Y Preferred Shares and Series Z Preferred Shares are traded on the NYSE.

The Offer Price does not, and will not, include any amount with respect to dividends, including the December Dividend, but if you hold Securities at the close of business on the December 15, 2022 record date for the December Dividend and tender your Securities in the Offers, you will receive both the December Dividend and the Offer Price for your Securities, representing an effective aggregate sum of $15.62 per Series X Preferred Share, $15.66 per Series Y Preferred Share and $14.64 per Series Z Preferred Share. You should be aware that the trading price for each series of Securities may reflect accrued but unpaid dividends. Accordingly, when evaluating the consideration to be received in the Offers, you should refer to the sum of the applicable Offer Price plus the December Dividend.

Market Price of and Dividends on the Series X Preferred Shares

The Series X Preferred Shares are traded on the NYSE under the symbol “PSBPrX.” As of the date hereof, there were outstanding 9,200,000 Series X Preferred Shares. The Series X Preferred Shares are perpetual and there is no fixed date on which we are required to redeem or otherwise repurchase them. The following table sets forth, for the periods indicated, the high and low reported closing prices per Series X Preferred Share on the NYSE and the cash dividends per Series X Preferred Share:

	Series X Preferred Shares		Cash Distributions per Preferred Share
	High	Low
Fiscal Year Ending December 31, 2022
Fourth Quarter (through November 21, 2022)	$15.11	$13.02	$0.328125
Third Quarter	20.58	14.90	0.328125
Second Quarter	25.29	18.76	0.328125
First Quarter	25.85	23.91	0.328125
Fiscal Year Ended December 31, 2021
Fourth Quarter	$26.59	$25.39	$0.328125
Third Quarter	26.84	26.14	0.328125
Second Quarter	26.97	26.15	0.328125
First Quarter	26.41	25.63	0.328125
Fiscal Year Ended December 31, 2020
Fourth Quarter	$27.01	$25.89	$0.328125
Third Quarter	26.78	24.85	0.328125
Second Quarter	25.74	22.84	0.328125
First Quarter	27.53	19.50	0.328125

On November 21, 2022, the closing sales price of the Series X Preferred Shares on the NYSE was $13.21.

Market Price of and Dividends on the Series Y Preferred Shares

The Series Y Preferred Shares are traded on the NYSE under the symbol “PSBPrY.” As of the date hereof, there were outstanding 8,000,000 Series Y Preferred Shares. The Series Y Preferred Shares are perpetual and there is no fixed date on which we are required to redeem or otherwise repurchase them. The following table sets forth, for the periods indicated, the high and low reported closing prices per share of the Series Y Preferred Shares on the NYSE and the cash dividends per Series Y Preferred Share:

	Series Y Preferred Shares		Cash Distributions per Preferred Share
	High	Low
Fiscal Year Ending December 31, 2022
Fourth Quarter (through November 21, 2022)	$14.85	$12.85	$0.325000
Third Quarter	20.43	14.85	0.325000
Second Quarter	25.15	18.23	0.325000
First Quarter	26.02	23.76	0.325000
Fiscal Year Ended December 31, 2021
Fourth Quarter	$26.47	$25.52	$0.325000
Third Quarter	27.08	25.89	0.325000
Second Quarter	26.96	26.31	0.325000
First Quarter	26.30	25.49	0.325000
Fiscal Year Ended December 31, 2020
Fourth Quarter	$26.93	$25.95	$0.325000
Third Quarter	26.84	24.74	0.325000
Second Quarter	25.94	22.69	0.325000
First Quarter	26.88	17.19	0.325000

On November 21, 2022, the closing sales price of the Series Y Preferred Shares on the NYSE was $13.24.

Market Price of and Dividends on the Series Z Preferred Shares

The Series Z Preferred Shares are traded on the NYSE under the symbol “PSBPrZ.” As of the date hereof, there were outstanding 13,000,000 Series Z Preferred Shares. The Series Z Preferred Shares are perpetual and there is no fixed date on which we are required to redeem or otherwise repurchase them. The following table sets forth, for the periods indicated, the high and low reported closing prices per Series Z Preferred Share on the NYSE and the cash dividends per Series Z Preferred Share:

	Series Z Preferred Shares		Cash Distributions per Preferred Share
	High	Low
Fiscal Year Ending December 31, 2022
Fourth Quarter (through November 21, 2022)	$14.39	$12.15	$0.304688
Third Quarter	19.15	13.65	0.304688
Second Quarter	23.86	17.24	0.304688
First Quarter	27.00	22.24	0.304688
Fiscal Year Ended December 31, 2021
Fourth Quarter	$27.50	$26.22	$0.304688
Third Quarter	28.22	27.26	0.304688
Second Quarter	27.82	26.71	0.304688
First Quarter	27.18	25.30	0.304688
Fiscal Year Ended December 31, 2020
Fourth Quarter	$27.39	$25.82	$0.304688
Third Quarter	26.89	23.95	0.304688
Second Quarter	24.93	21.04	0.304688
First Quarter	25.91	16.47	0.304688

On November 21, 2022, the closing sales price of the Series Z Preferred Shares on the NYSE was $12.39.

Holders of Securities are urged to obtain current market quotations for the Securities.

Information Regarding Dividends. Dividends on the Securities are paid when and if authorized by the Board of Directors and declared by the Company quarterly on or before March 31, June 30, September 30 and December 31 of each year and accumulate if not paid. In the event of a cumulative arrearage equal to six quarterly dividends, whether or not consecutive, the holders of the Securities will have the right to elect two additional members to serve on the Board of Directors until all events of default have been cured. Any determination to pay dividends on the Securities in the future will be at the Board of Directors’ discretion and will depend on the Company’s financial condition, availability of capital, a review of any regulatory, contractual and other constraints, and other factors deemed relevant by the Board of Directors.

Prior Public Offerings and Stock Purchases. The Company has not made any underwritten public offering of the Securities during the three-year period preceding the date of this Offer to Purchase. The Company has not purchased any of the Securities during the two year period preceding the date of this Offer to Purchase.

Section 12. Source and Amount of Funds.

The Company expects to use cash on hand (provided to the Company in the form of (i) the payment of accrued interest under certain outstanding loans made by the Company to its existing common stockholders and (ii) a contribution to its equity capital from its existing common stockholders) to pay the consideration payable by it pursuant to the Offers and the fees and expenses incurred by it in connection therewith.

Section 13. Certain Information Concerning the Company; Financial Information.

The Company

The Company was originally formed in 1990 as a California corporation. Effective May 19, 2021, following approval by its common and preferred stockholders, the Company reincorporated from the state of California to the state of Maryland.

The Company is a real estate investment trust that owns, operates, acquires and develops commercial properties, primarily multi-tenant industrial, industrial-flex and low-rise suburban office space. As of September 30, 2022 and December 31, 2021, the Company owned 471 buildings in six states with 20,659,564 rentable square feet and 666 buildings in six states with 27,716,719 rentable square feet, respectively.

On July 20, 2022, pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger, dated as of April 24, 2022, by and among the Company, Sequoia Parent LP, a Delaware limited partnership (“Parent”), Sequoia Merger Sub I LLC, a Maryland limited liability company, Sequoia Merger Sub II LLC, a Maryland limited liability company, and PS Business Parks, L.P., a Maryland limited partnership, the Parent Entities acquired all of the Common Stock of the Company in exchange for aggregate consideration of approximately $7.6 billion in cash (the “Blackstone Acquisition”).

The principal executive office of the Company is located at 345 Park Avenue, New York, New York 10154 and its telephone number is (212) 583-5000. The Company’s website address is http://www.psbusinessparks.com. This website address is not intended to be an active link and information on the Company’s website is not incorporated in, and should not be construed to be part of, this Offer to Purchase.

Additional information regarding the directors and executive officers of the Company, as well as regarding other persons controlling the Company, are set forth on Schedule I to this Offer to Purchase.

Financial Information

The following tables present summary historical consolidated financial data of the Company. The selected historical consolidated financial data as of December 31, 2020 and for the years ended December 31, 2021 and 2020 have been derived from the Company’s audited consolidated financial statements and accompanying notes contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this Offer to Purchase. The selected historical consolidated financial data as of September 30, 2022 and December 31, 2021 and for the period from January 1, 2022 through July 19, 2022, the period from July 20, 2022 through September 30, 2022 and the 9-month period ending September 30, 2021 are derived from the Company’s unaudited consolidated financial statements, which are contained in the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2022, which is incorporated by reference into this Offer to Purchase.

The information set forth below is only a summary. You should read the following information together with the Company’s consolidated financial statements and accompanying notes for the year ended December 31, 2021 and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as well as the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2022, each of which is incorporated by reference into this Offer to Purchase, and in the Company’s other reports filed with the SEC. The results of operations for the nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2022. You should not assume that the results of operations for any past periods are indicative of results for any future period. For more information, see Section 20.

Selected historical consolidated financial data for the years ending December 31, 2021 and December 31, 2020 and as of December 31, 2020(1)

	For the Year Ended December 31,
(amounts in thousands, except per share data)	2021	2020
Selected Income Statement Data
Rental income	$438,703	$415,623
Total operating expenses	243,439	236,353
Interest and other income	2,536	1,234
Interest and other expense	(4,646)	(1,072)
Gain on sale of real estate facilities	359,875	27,273
Net income allocable to the Company	448,759	173,547
Distributions to preferred stockholders	(46,624)	(48,186)
Net income to common stockholders	393,088	124,645
Net income per share of common stock
Basic	$14.28	$4.54
Diluted	14.22	4.52

As of December 31, 2020(2)
Selected Balance Sheet Data
Cash and cash equivalents	$69,083
Real estate facilities, at cost	2,924,660
Accumulated depreciation	(1,101,739)
Rent receivable	1,519
Deferred rent receivable	36,788
Total assets	2,057,705
Accrued and other liabilities	82,065
Total liabilities	82,065

(1)

Reflects the presentation of financial information in effect prior to the Blackstone Acquisition, which was utilized in connection with the preparation of the Company’s audited financial statements as of and for years ending December 31, 2021 and December 31, 2020.

(2)	Selected balance sheet data as of December 31, 2021 included in selected consolidated financial data table below.

Selected historical consolidated financial data as of September 30, 2022 and December 31, 2021 and for the period from January 1, 2022 through July 19, 2022, the period from July 20, 2022 through September 30, 2022 and the 9-month period ending September 30, 2021(2)

	Successor	Predecessor
(amounts in thousands, except per share data)	As of September 30, 2022	As of December 31, 2021
Selected Balance Sheet Data
Investments in real estate, net	$5,613,947	$1,936,338
Cash and cash equivalents	112,180	27,074
Tenant and other receivables	8,422	39,202
Lease-related intangible assets	276,748	71,793
Prepaid expenses and other assets	127,953	15,206
Total assets	6,139,893	2,123,222
Debt, net	3,751,039	32,000
Accounts payable, accrued expenses and other liabilities	151,342	94,301
Lease-related intangible liabilities, net	162,623	2,779
Total liabilities	4,080,841	129,151

	Successor	Predecessor
(amounts in thousands, except per share data)	Period from July 20, 2022 through September 30, 2022	Period from January 1, 2022 through July 19, 2022	Nine Months Ended September 30, 2021
Selected Income Statement Data
Total revenue	$77,764	$246,175	$328,308
Total expenses	157,929	245,436	182,065
Total other income (expense)	10,077	158,451	49,777
Net income (loss) attributable to the Company	(69,956)	129,966	162,665
Allocation to preferred stockholders	(9,580)	(19,160)	(36,139)
Net income (loss) attributable to common stockholders	(79,536)	109,795	125,698
Earnings (loss) per common share
Basic		$3.98	$4.57
Diluted		3.96	4.55

(1)

As a result of the Blackstone Acquisition and Parent’s (as defined in Section 13) election to apply pushdown accounting, the Company also aligned its accounting policies with that of the Parent. Accordingly, certain prior year amounts were reclassified to conform to the current year presentation. As of December 31, 2021, the reclassifications represent changes to aggregation and presentation of financial information and resulted in zero change to total assets and zero change to total liabilities. For the three and nine months ended September 30, 2021, it resulted in $30 and $449 changes to total revenue, $15 and $222 changes in total expenses, and $15 and $227 changes in total other income (expense), respectively. There was no change to net income as historically reported.

Section 14. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Securities.

As of the date hereof, there were outstanding 9,200,000 Series X Preferred Shares, 8,000,000 Series Y Preferred Shares and 13,000,000 Series Z Preferred Shares.

The Company does not, and does not believe after reasonable inquiry that any of its executive officers and directors or any associates or majority-owned subsidiaries of the Company, beneficially owns any of the Securities.

Based on the Company’s records and on information provided to it by its executive officers, directors, affiliates and subsidiaries, neither the Company nor any of its affiliates or subsidiaries nor, to its knowledge after reasonable inquiry, any of the Company’s or its subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, have effected any transactions involving the Securities during the sixty days prior to November 21, 2022.

The Company entered into a Deposit Agreement, dated September 12, 2017, among the Company, American Stock Transfer & Trust Company, LLC, as depositary, and the holders from time to time of the depositary receipts described therein, governing the terms of the Series X Preferred Shares. The terms of the 5.250% Cumulative Preferred Stock, Series X, stated value $25,000 per share, of the Company underlying the Series X Preferred Shares are governed by the charter of the Company.

The Company entered into a Deposit Agreement, dated November 30, 2017, among the Company, American Stock Transfer & Trust Company, LLC, as depositary, and the holders from time to time of the depositary receipts described therein, governing the terms of the Series Y Preferred Shares. The terms of the 5.200% Cumulative Preferred Stock, Series Y, stated value $25,000 per share, of the Company underlying the Series Y Preferred Shares are governed by the charter of the Company.

The Company entered into a Deposit Agreement, dated October 24, 2019, among the Company, American Stock Transfer & Trust Company, LLC, as depositary, and the holders from time to time of the depositary receipts described therein, governing the terms of the Series Z Preferred Shares. The terms of the 4.875% Cumulative Preferred Stock, Series Z, stated value $25,000 per share, of the Company underlying the Series Z Preferred Shares are governed by the charter of the Company.

Except as otherwise described in this Offer to Purchase, neither the Company nor, to its knowledge after reasonable inquiry, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offers or with respect to any of the Securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Section 15. Legal Matters; Regulatory Approvals.

The Company is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of Securities as contemplated by the Offers. Nor is the Company aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational that would be required for the acquisition of Securities by the Company as contemplated by the Offers other than those that have been obtained. Should any approval or other action be required, the Company presently contemplates that it will seek that approval or other action. The Company is unable to predict whether it will be required to delay the acceptance for purchase of or payment for Securities tendered under the Offers pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business, results of operations and/or financial condition. The obligations of the Company under the Offers to accept for purchase and pay for Securities is subject to conditions. See Section 10.

Section 16. Material U.S. Federal Income Tax Consequences.

The following summary describes certain material U.S. federal income tax consequences relating to the Offers to tendering U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. The Company has not sought, nor does it expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the sale of Securities to the Company pursuant to the Offers or that any such position would not be sustained.

This discussion addresses tax consequences only to tendering Holders who hold their Securities as capital assets within the meaning of Section 1221 of the Code. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Holders in light of their particular circumstances and does not apply to Holders that are subject to special rules under the U.S. federal income tax laws such as, for example, banks or other financial institutions, brokers or dealers in securities, commodities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States, persons who hold Securities as part of a hedge, integrated transaction, straddle, constructive sale or conversion transaction, regulated investment companies, real estate investment trusts, U.S. Holders whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, or investors in such pass-through entities, or persons that acquired their Securities through the exercise of employee stock options or otherwise as compensation.

This summary does not address any state, local or non-U.S. tax consequences of participating in the Offers, nor does it address any alternative minimum tax considerations, any Medicare tax consequences or any U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to U.S. federal income tax. You should consult your own tax advisor with regard to the application of the U.S. federal income, estate and gift tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As used herein, a “U.S. Holder” means a beneficial owner of Securities that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used herein, a “Non-U.S. Holder” means a beneficial owner of Securities that is for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, or (iii) a foreign estate or trust.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds or beneficially owns Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership that holds or beneficially owns the Securities, then you should consult your own tax advisor.

Tax Consequences to U.S. Holders.

A sale of Securities for cash pursuant to the Offers will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the Offers will, depending on such holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Securities or as receiving a distribution from the Company with respect to its stock. If a broker or other paying agent is unable to determine whether sale or exchange treatment or distribution treatment should apply to a particular U.S. Holder, such broker or paying agent may be required to report the transaction as resulting in a distribution. In such event, if you believe that sale or exchange treatment is the proper treatment for you, you should consult with your own tax advisor about how to report the transaction on your tax return.

Sale or Exchange Treatment. Under Section 302 of the Code, a sale of Securities for cash by a U.S. Holder pursuant to the Offers will be treated as a “sale or exchange” of Securities for U.S. federal income tax purposes, rather than as a distribution with respect to the Securities held by the tendering U.S. Holder, only if the sale:

•	results in a “complete termination” of such U.S. Holder’s equity interest in the Company, or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

A sale of Securities by a U.S. Holder pursuant to the Offers will result in a “complete termination” if, after the sale, either (i) the U.S. Holder no longer owns any of the Company’s outstanding preferred or common shares (either actually or constructively) or (ii) the U.S. Holder no longer actually owns any of the Company’s outstanding preferred or common shares and, with respect to any shares constructively owned, is eligible to waive, and effectively waives, such constructive ownership. U.S. Holders wishing to satisfy the “complete termination” test through waiver of constructive ownership should consult their own tax advisors.

A sale of Securities by a U.S. Holder pursuant to the Offers will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. Whether a U.S. Holder of Securities meets this test will depend on the U.S. Holder’s particular facts and circumstances, as well as the relative percentage of Securities tendered by such Holder and each of the other Holders of Securities.

The IRS has indicated in a published revenue ruling that if a stockholder (actually or constructively) owns no stock other than nonvoting, nonconvertible, preferred stock (such as the Securities), a redemption of any amount of such preferred stock should qualify for sale treatment. The same conclusion may apply where any other shares held by the tendering stockholder possess a relatively small amount of voting power (i.e., where the tendering stockholder has no legal or practical ability to affect the corporation’s decision making), but the answer is unclear (given the absence of any definitive authority on the issue). U.S. Holders should consult their own tax advisors regarding the application of the foregoing standard to their particular facts and circumstances.

As noted above, in applying the foregoing Section 302 tests, a U.S. Holder must take into account not only preferred and common shares that such U.S. Holder actually owns, but also shares that such U.S. Holder is treated as owning under constructive ownership rules. Generally, under Section 318 of the Code a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and entities as well as shares that a U.S. Holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security.

Contemporaneous dispositions or acquisitions of preferred or common shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether either of the Section 302 tests described above is satisfied. A U.S. Holder should consult its own tax advisor regarding the treatment of other dispositions or acquisitions of shares that may be integrated with such U.S. Holder’s sale of Securities to the Company pursuant to the Offers.

If a U.S. Holder satisfies either of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received (including cash received that is attributable to accrued but undeclared dividends, but excluding cash attributable to declared but unpaid dividends, which would be taxable in the manner described below under “— Distribution Treatment”) and such U.S. Holder’s tax basis in the Securities tendered. Generally, a U.S. Holder’s tax basis for the Securities tendered will be equal to the cost of the Securities to the U.S. Holder, less any prior distributions treated as a return of capital. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Securities exceeds one year as of the date of the sale pursuant to the Offers. In the case of a non-corporate U.S. Holder, long-term capital gain on Securities held for more than one year is currently subject to a reduced rate of tax. Certain limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of tendered Securities (i.e., Securities acquired by the U.S. Holder at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Securities it wishes to tender in the event that it tenders less than all of its Securities.

Distribution Treatment. If a U.S. Holder does not satisfy either of the Section 302 tests described above, the sale of a U.S. Holder’s Securities pursuant to the Offers will not be treated as a sale or exchange under Section 302. Instead, the entire amount of cash received by such U.S. Holder pursuant to the Offers will be treated as a distribution to the U.S. Holder with respect to such U.S. Holder’s remaining shares. The distribution will be treated as a dividend to the extent of the U.S. Holder’s share of the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, unless the Company designates the dividend as a capital gains dividend (described below under “—Capital Gain Dividends”). The amount of any distribution in excess of the Company’s current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder’s tax basis in the remaining shares with respect to which the distribution is deemed received, and any remainder will be treated as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder has held the Securities for more than one year as of the date of sale pursuant to the Offers.

Dividends paid to non-corporate U.S. Holders out of current or accumulated earnings and profits generally will not qualify for the 20% rate of tax applicable to “qualified dividend income” received by taxpayers subject to tax as individuals and are instead, subject to limited exceptions, taxed at the higher United States federal income tax rate applicable to ordinary income, which is a maximum rate of 37%. However, beginning before January 1, 2026, individuals may be able to deduct up to 20% of “qualified REIT dividends” pursuant to Section 199A of the Code, subject to certain limitations set forth in the Code. U.S. Holders should consult their tax advisors with respect to whether any amount treated as a dividend pursuant to this Offer would qualify for the deduction for “qualified REIT dividends” and whether such U.S. Holder would be eligible to claim the deduction to the extent that it is available.

Capital Gain Dividends. The Company may elect to designate distributions of net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. Holders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the U.S. Holders have held their Securities. If the Company designates any portion of a dividend as a capital gain dividend, the amount that will be taxable to the U.S. Holders as capital gain will be indicated to such U.S. Holders on IRS Form 1099-DIV. Corporate U.S. Holders, however, may be required to treat up to 20% of capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations. The IRS currently requires that a REIT that has two or more classes of stock allocate to each such class proportionate types of income (such as ordinary income and capital gains) based upon the percentage of total dividends paid out of current or accumulated earnings and profits to each class for the tax year.

The Company must classify portions of its designated capital gain dividend into the following categories:

•	a 20% gain distribution, which would be taxable to U.S. Holders taxed as individuals at a maximum rate of 20%; or

•	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. Holders at a maximum rate of 25%.

The Company must determine the maximum amounts that it may designate as 20% and 25% capital gain dividends by performing the computation required by the Code as if the Company were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The IRS currently requires that distributions made to different classes of stock be composed proportionately of dividends of a particular type.

Passive Activity Loss and Investment Interest Limitation. Distributions and gain from the disposition of the Securities will not be treated as passive activity income, and therefore U.S. Holders will not be able to apply any “passive activity losses” against such income.

Any such dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the Securities exchanged. Such tax basis will be added to the remaining shares owned by the U.S. Holder; however, where the remaining shares owned consist of more than one class (e.g., common and preferred shares), it is unclear how to allocate such tax basis among the remaining shares. If a tendering U.S. Holder does not actually retain any shares, the basis of any tendered Securities may (depending on circumstances) be added to shares retained by a person related to such U.S. Holder or the basis may be lost.

Tax Consequences to Non-U.S. Holders

The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. This section is only a summary of such rules. Non-U.S. Holders should consult their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on the sale of Securities pursuant to the Offers, including any reporting requirements.

Sale or Exchange Treatment. Subject to the discussion below concerning effectively connected income and FATCA and the discussion concerning backup withholding in Section 7 above, if you are a Non-U.S. Holder and you satisfy either of the Section 302 tests described above, you generally will not be subject to U.S. federal income tax on any gain realized on the sale of Securities pursuant to the Offers (except to the extent of any cash attributable to declared but unpaid dividends, which would be treated as a distribution that is subject to the rules set forth below under “Distribution Treatment”), unless (i) you are not a “qualified shareholder” or “qualified foreign pension fund” and the Securities constitute “U.S. real property interests” within the meaning of the Foreign Investment in Real Property Tax Act (commonly referred to as “FIRPTA”), as described below; (ii) the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), in which case you will be subject to tax as and to the extent described below; or (iii) you are a nonresident alien individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the sale and has a tax home in the United States, in which case you will be subject to a 30% tax on such gain (net of certain U.S.-source capital losses).

The Company anticipates that the Securities will constitute a U.S. real property interest unless the Company is domestically-controlled REIT. The Company will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our shares is held directly or indirectly by Non-U.S. Holders. No assurance can be given, however, that we are or will be a domestically-controlled REIT.

Even if we are not a domestically-controlled REIT, a sale of Securities by a Non-U.S. Holder would nevertheless not be subject to taxation under FIRPTA as a sale of a U.S. real property interest if:

•	the Securities were “regularly traded” on an established securities market within the meaning of applicable Treasury regulations; and

•

the Non-U.S. Holder did not actually, or constructively under specified attribution rules under the Code, own more than 10% of the Securities at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period.

Although the Securities are listed on an established securities market, it is not certain whether they will be considered “regularly traded” for purposes of these rules. If gain on the sale or exchange of the Securities were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. Holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In such a case, under FIRPTA the Company may be required to withhold 15% of the purchase price and remit this amount to the IRS.

If you are engaged in a trade or business in the United States, and if income or gain on the Securities is effectively connected with the conduct of such trade or business, that income or gain will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion under “—Tax Consequences to U.S. Holders—Sale or Exchange Treatment”), subject to an applicable tax treaty providing otherwise. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Securities pursuant to the Offers, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

Although you may satisfy one of the Section 302 tests described above, if a broker or other paying agent (including the Company) is unable to determine whether sale or exchange treatment should apply to you, such paying agent may be required to report the transaction as resulting in a distribution for U.S. federal income tax purposes that is made out of the Company’s current or accumulated earnings and profits and withhold tax at a 30% rate on the full amount you receive (as described below under “—Distribution Treatment”). In that case, you may be eligible to obtain a refund of all or a portion of any tax withheld if you satisfy one of the Section 302 tests described above. Backup withholding (see Section 7) generally will not apply to amounts subject to the withholding tax described below.

Distribution Treatment. If you do not satisfy either of the Section 302 tests described above, the full amount you receive will be treated as a distribution with respect to your stock. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, tax-free return of capital, or gain from the sale of Securities will be determined in the manner described above for U.S. Holders (see discussion under “—Tax Consequences to U.S. Holders—Distribution Treatment”). Subject to the discussion below concerning effectively connected income, to the extent that amounts you receive are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable tax treaty. To obtain a reduced rate of withholding under an applicable tax treaty, you must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that you are a non-U.S. person and that the dividends are subject to a reduced rate of withholding under an applicable tax treaty. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

If income or gain on the Securities is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment of yours in the United States), (i) that income or gain, although exempt from the withholding tax referred to above, will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion under “—Tax Consequences to U.S. Holders—Sale or Exchange Treatment”), subject to an applicable tax treaty providing otherwise, and (ii) you will generally be required to provide a properly executed IRS Form W-8ECI (or other appropriate form) in order to receive payments free of withholding. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Securities in the Offers, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

FATCA. Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on dividend payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Specifically, FATCA withholding may apply to payments made to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). As discussed above, a paying agent or other broker may treat amounts paid to Non-U.S. Holders pursuant to the Offers as dividends for U.S. federal income tax purposes and amounts (if any) that are attributable to declared but unpaid dividends will generally be treated as dividends for U.S. tax purposes. Accordingly, amounts that you receive pursuant to the Offers could be subject to FATCA withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold Securities through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Pursuant to proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. As a result, a Non-U.S. Holder generally will not be subject to the FATCA withholding tax (other than potentially with respect to amounts attributable to declared but unpaid dividends) if such Non-U.S. Holder properly establishes that its sale of Securities pursuant to the Offers is treated as a sale or exchange for U.S. federal income tax purposes. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Information Reporting and Backup Withholding

See Section 7 with respect to the application of U.S. federal backup withholding to payments made pursuant to the Offers.

Non-Participation in the Offers

Holders who do not participate in the Offers generally will not incur any U.S. federal income tax liability as a result of the consummation of the Offers. However, in the event that the payment by us for any purchase of Securities pursuant to the Offers is treated as a taxable dividend to a Holder rather than as a sale or exchange, the other Holders, including the Holders who do not participate in the Offers, could be deemed to have received taxable stock distributions under certain circumstances. Holders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Securities pursuant to the Offers.

Section 17. Extension of the Offers; Termination; Amendment.

The Company expressly reserves the right, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 10 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offers are open and thereby delay acceptance for purchase of, and payment for, any Securities by giving oral or written notice of the extension to the Tender Agent and making a public announcement of the extension. The Company also expressly reserves the right to terminate any Offer and not accept for purchase or pay for any Securities not theretofore accepted for purchase or paid for or, subject to applicable law, to postpone payment for Securities upon the occurrence of any of the conditions specified in Section 10 by giving oral or written notice of termination or postponement to the Tender Agent and making a public announcement of termination or postponement. The Company’s reservation of these rights to delay payment for Securities that it has accepted for purchase is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Securities tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, the Company further reserves the right, regardless of whether any of the events set forth in Section 10 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offers in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offers to holders of Securities or by decreasing or increasing the number of Securities being sought in the Offers. Amendments to the Offers may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offers will be disseminated promptly to holders of Securities in a manner reasonably designed to inform holders of Securities of the change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

If the Company materially changes the terms of the Offers or the information concerning the Offers, the Company will extend the Offers to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which the Offers must remain open following material changes in the terms of the Offers or information concerning the Offers (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•	the Company increases or decreases (i) the price to be paid for any series of the Securities or (ii) the Retail Processing Fee, and

•

the Offers are scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to securityholders in the manner specified in this Section 17, the Offers will be extended until the expiration of such ten business day period.

Section 18. Fees and Expenses.

In addition to the retention of the Dealer Manager as described in Section 4, the Company has retained Global Bondholder Services Corporation to act as the information agent (the “Information Agent”) and as the tender agent (the “Tender Agent”) in connection with the Offers. The Information Agent may contact holders of Securities by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee holders of Securities to forward materials relating to the Offers to beneficial owners. The Information Agent and the Tender Agent each will receive reasonable and customary compensation for their respective services and will be reimbursed by the Company for specified reasonable out-of-pocket expenses. The Information Agent and the Tender Agent each will be indemnified against certain liabilities in connection with the Offers, including certain liabilities under the U.S. federal Securities laws.

Each Retail Processing Dealer that successfully processes tenders from a retail beneficial owner of Securities will be eligible to receive a Retail Processing Fee from the Company equal to $0.125 per Series X Preferred Share, Series Y Preferred Share or Series Z Preferred Share, as applicable, validly tendered and not properly withdrawn by or on behalf of such retail beneficial owner and accepted for purchase by the Company, except for any Series X Preferred Share, Series Y Preferred Share or Series Z Preferred Share tendered by a Retail Processing Dealer for its own account.

The Retail Processing Fee will only be paid to each Retail Processing Dealer in respect of beneficial owners who submit Series X Preferred Shares, Series Y Preferred Shares or Series Z Preferred Shares in an aggregate amount of 10,000 shares or fewer with respect to each series. The Retail Processing Fee will only be paid to each Retail Processing Dealer that has sent a signed and completed Retail Processing Dealer Form to the Tender

Agent and provided all necessary information. In addition, the Company reserves the right to request additional information from any person who submits the Retail Processing Dealer Form in order to validate any retail processing fee payment claims.

Only direct participants in DTC will be eligible to submit a Retail Processing Dealer Form. If you are not a direct participant in DTC, you must instruct the direct participant through which you tender your Securities to submit a Retail Processing Dealer Form on your behalf.

The Company will pay any Retail Processing Fee to each Retail Processing Dealer (including the Dealer Manager acting as Retail Processing Dealer) whose name appears in the Retail Processing Dealer Form provided for that purpose. No such fee, however, will be paid with respect to Series X Preferred Shares, Series Y Preferred Shares or Series Z Preferred Shares tendered, directly or indirectly, by Retail Processing Dealers for their own account and under no circumstances will such fee be remitted, in whole or in part, by a Retail Processing Dealer to the relevant retail beneficial owner of the tendered Securities. The fees will be paid only if the applicable Offer is consummated and only if the Retail Processing Dealer Form is received by the Tender Agent on or prior to the Expiration Date, and will be paid to the Retail Processing Dealers as promptly as practicable after the payment for Securities under such Offer. Inquiries regarding the Retail Processing Fee may be directed to the Tender Agent by telephoning (212) 430-3774.

No person may receive the Retail Processing Fee unless such person (a) is (i) a broker or dealer in securities, including the Dealer Manager in its capacity as a dealer or broker, which is a member of any national securities exchange or of the Financial Industry Regulatory Authority (“FINRA”), (ii) a foreign broker or dealer not eligible for membership in FINRA which agrees to conform to FINRA’s Rules of Fair Practice in processing tenders outside the U.S. to the same extent as though it were a FINRA member or (iii) a bank or trust company legally authorized to receive such fees and (b) covenants and agrees that under no circumstances will such fee be remittal, in whole or in part, to the relevant retail beneficial owner of the tendered Series X Preferred Shares, Series Y Preferred Shares or Series Z Preferred Shares.

Participants in DTC who submit a Retail Processing Dealer Form will be required to undertake to distribute the related Retail Processing Fee to any Retail Processing Dealer on whose behalf the DTC participant has submitted a Retail Processing Dealer Form. Neither the Company nor the Dealer Manager will be responsible for making such distribution or for ensuring that DTC participants make such distribution.

No fees or commissions will be payable by the Company to brokers, dealers, commercial banks or trust companies (other than Retail Processing Fees and fees to the Information Agent and the Tender Agent, as described above) for soliciting or recommending tenders of Securities under the Offers. We recommend that investors who hold Securities through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if holders of Securities tender Securities through such brokers or banks and not directly to the Tender Agent. The Company, however, upon request, will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase and the Letter of Transmittal and related materials to the beneficial owners of Securities held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as an agent of the Company, dealer manager, information agent, or tender agent for purposes of the Offers. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Securities, except as otherwise provided in this Offer to Purchase and Instruction 6 in the Letter of Transmittal.

The estimated costs and fees to be paid by the Company in connection with the Offers are as follows:

Dealer Manager fees(1)	$3,775,000
Legal fees	$500,000
Printing and mailing expenses	$200,000
Retail Processing Fees(1)(2)	$1,887,500
Information Agent and Tender Agent fees	$35,000

Total	$6,397,500

(1)	Assumes that all Securities are tendered and accepted in the Offers.
(2)	Assumes that 50% of the Securities are owned by retail beneficial owners.

Section 19. Rule 14e-4 “Net Long Position” Requirement.

It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert, directly or indirectly, to tender securities for that person’s own account unless, at the time of tender, the person so tendering their securities (i) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (ii) will deliver or cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 imposes a similar requirement in respect of the tender or guarantee of a tender on behalf of another person.

A tender of Securities in the Offers under any of the procedures described above will constitute the tendering holder’s representation and warranty that (i) such holder has a net long position in the Securities being tendered pursuant to the Offers within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Securities complies with Rule 14e-4.

The tender of Securities, pursuant to any of the procedures described above, will constitute a binding agreement between you and the Company upon the terms and subject to the conditions of the Offers.

Section 20. Where You Can Find Additional Information.

Additional Information. The Company files reports, proxy statements and other information with the SEC. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including the Company.

Incorporation by Reference. The SEC allows “incorporation by reference” into this Offer to Purchase of information that the Company files with the SEC. This permits the Company to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this Offer to Purchase. Information furnished under Item 2.02 and Item 7.01 of the Company’s Current Reports on Form 8-K is not incorporated by reference in this Offer to Purchase. The Company incorporates by reference the documents listed below which the Company has filed with the SEC.

•	The Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 22, 2022;

•

The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed on March 25, 2022 for the Company’s Annual Meeting of Stockholders, incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended December 31, 2021;

•	The Company’s Definitive Proxy Statement on Schedule 14A, filed on June 8, 2022;

•

The Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2022, filed on May 2, 2022, for the fiscal quarter ended June 30, 2022, filed on July 19, 2022, for the fiscal quarter ended September 30, 2022, filed on November 8, 2022; and

•

Current Reports on Form 8-K filed on January 18, 2022, February 9, 2022, March 23, 2022, April 5, 2022, April 25, 2022, May 2, 2022, May 27, 2022, July 5, 2022, July 8, 2022, July 15, 2022 and July 22, 2022.

Please note that the Schedule TO to which this Offer to Purchase relates does not permit forward “incorporation by reference.” If a material change occurs in the information set forth in this Offer to Purchase, we will amend the Schedule TO accordingly.

Any statement contained in a document incorporated or considered to be incorporated by reference in this Offer to Purchase shall be considered to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this Offer to Purchase. Nothing herein shall be deemed to incorporate information furnished to, but not filed with, the SEC, unless otherwise specifically indicated in such document. The Company will provide to each person, including any beneficial owner, to whom this Offer to Purchase is delivered, at no cost upon his or her written or oral request, a copy of any of the documents that are incorporated by reference in this Offer to Purchase, other than exhibits to such documents that are not specifically incorporated by reference into this Offer to Purchase, and the Company’s constitutional documents. You may request such documents by contacting us at:

PS Business Parks, Inc.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Section 21. Miscellaneous.

The Company is not aware of any jurisdiction where the making of the Offers is not in compliance with applicable law, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. If the Company becomes aware of any jurisdiction where the making of the Offers or the acceptance of Securities pursuant thereto is not in compliance with applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Company will not make the Offers to (nor will tenders be accepted from or on behalf of) the holders of Securities in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offers. Because the Offers are a “going private” transaction, the Schedule TO filed also includes information required by Rule 13e-3. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 20 with respect to information concerning the Company.

The Board of Directors reasonably believes that the Offers taken as a whole are procedurally and substantively fair to the holders of our Securities, including the unaffiliated holders of the Securities. However, neither the Company nor its Board of Directors, nor any other person, makes any recommendation to holders of Securities as to whether to tender or refrain from tendering their Securities. The Company has not authorized any person to give any information or to make any representation in connection with the Offers other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by the Company or the Information Agent.

The Dealer Manager for the Offers is:

BofA Securities

Attn: Liability Management

620 South Tryon Street, 20th Floor

Charlotte, North Carolina 28255

Toll Free: (888) 292-0070

Collect: (980) 387-3907

Email: debt_advisory@bofa.com

The Letter of Transmittal and any other required documents should be sent or delivered by each holder of Securities or that holder’s broker, dealer, commercial bank, trust company or nominee to the Tender Agent at one of its addresses set forth below.

The Tender Agent for the Offers is:

Global Bondholder Services Corporation

By facsimile:

(For Eligible Institutions only):

(212) 430-3775/3779

Confirmation:

(212) 430-3774

By Email

contact@gbsc-usa.com

Please contact the Dealer Manager with questions regarding the terms of the Offers at the contact information set forth above or the Information Agent with questions regarding how to tender and/or request additional copies of this Offer to Purchase, the Letter of Transmittal or other documents related to the Offers at the contact information set forth below. Holders of Securities also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offers. Please contact the Tender Agent at the contact information set forth above to request documentation relating to the Offers.

The Information Agent for the Offers is:

Global Bondholder Services Corporation

65 Broadway — Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free: 855-654-2015

Email: contact@gbsc-usa.com

SCHEDULE I

INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND ITS AFFILIATES

1. Directors and Executive Officers of the Company

The names and material occupations, positions, offices or employment during the past five years of the Company’s directors and executive officers are set forth below. Each of the Company’s directors and executive officers is a citizen of the United States. During the past five years, none of the Company or any of its directors or executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All the directors and executive officers of the Company can be reached c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154 and the telephone number for each person listed below is (212) 583-5000.

Name	Position with the Company
Timothy J. Beaudin	Director
Justin Brown	Director
Andrea Drasites	Director
Ernest M. Freedman	Director
Ryan Ingle	Director
David Levine	Director
Samantha Wallack	Director
Luke Petherbridge	Chief Executive Officer and Secretary
Matthew L. Ostrower	Chief Financial Officer, Vice President and Treasurer
Nicholas Pell	President

Timothy J. Beaudin was elected to our Board of Directors in connection with the Blackstone Acquisition and has served as our director since July 2022. Mr. Beaudin was the Chairman of the Board of P3 Logistics Parks, a long-term owner, developer and manager of European logistics properties from 2018 until 2019, and Chief Executive Officer of P3 Logistics Parks from 2019 to 2021. Before that Mr. Beaudin was the President and Chief Executive Officer of IndCor Properties from 2011 until 2015, was with Apartment Investment and Management Company (“Aimco”) from 2005 to 2010, departing as Chief Operating Officer and was Executive Vice President of Catellus Development. Mr. Beaudin has also worked for multiple companies, such as KPMG and CBRE, in various financial services roles. He previously served as an advisor to each of Link Logistics Real Estate Holdco LLC (“Link”) and LivCor, both of which are wholly-owned by Blackstone-managed real estate funds. Mr. Beaudin earned his B.A. in Economics and Business from Westmont College. Mr. Beaudin’s daughter is currently employed by Link, for which she receives an annual base salary of $165,000 and is eligible for a year-end bonus.

Justin Brown was elected to our Board of Directors in connection with the Blackstone Acquisition and has served as our director since July 2022. Mr. Brown is a Managing Director in Blackstone’s Real Estate Group. Mr. Brown is involved in the asset management of Blackstone’s Life Science platform BioMed Realty and fund management of BPP Life Sciences. Before joining Blackstone in November 2021, Mr. Brown worked in Green Street’s Advisory Group from July 2013 until October 2021, which provides strategic and capital markets advisory services to commercial real estate companies and served on the board of LatAm Logistic Properties. Mr. Brown began his career at Prudential Real Estate Investors where he focused on asset management and dispositions. Mr. Brown received a B.B.A with a focus on Real Estate from University of Wisconsin and an MBA in Finance from Stern School of Business at New York University.

Andrea Drasites was elected to our Board of Directors in connection with the Blackstone Acquisition and has served as our director since July 2022. Ms. Drasites is a Managing Director in Blackstone’s Real Estate

I

Group, and she is involved in the asset management of U.S. retail and gaming investments, including ShopCore and Edens, and retail projects inside of the Cosmopolitan of Las Vegas and other Blackstone assets. Since joining Blackstone in 2012, Ms. Drasites has been involved with several notable transactions including the IPO of Brixmor (formerly Centro), Edens, Excel Trust and RioCan. Prior to joining Blackstone, Ms. Drasites worked at Equity One, Inc., a publicly traded shopping center REIT, where she was responsible for asset management as well as acquisitions and dispositions across the U.S. Prior to Equity One, Inc., Ms. Drasites also worked for Woolbright Development, a shopping center owner and developer based in Boca Raton, Florida. She is an active member of the Urban Land Institute, International Council of Shopping Centers and is a Founding Member of the annual Rally Against Lupus fundraiser in New York and is actively involved in the Alliance for Lupus Research. Ms. Drasites is a member of the University of Florida’s Real Estate Advisory Board. Ms. Drasites received a BA in International Business from Rollins College and an MBA from the University of Florida.

Ernest M. Freedman was elected to our Board of Directors in connection with the Blackstone Acquisition and has served as our director since July 2022. Mr. Freedman has served as Executive Vice President and Chief Financial Officer of Invitation Homes since October 2015. Mr. Freedman previously served as Executive Vice President and Chief Financial Officer of Aimco from 2009 to 2015. Mr. Freedman joined Aimco in 2007 as Senior Vice President of Financial Planning and Analysis and served as Senior Vice President of Finance from February 2009 to November 2009, where he was responsible for financial planning, tax, accounting and related areas. From 2004 to 2007, Mr. Freedman served as Chief Financial Officer of HEI Hotels and Resorts. From 2000 to 2004, Mr. Freedman was at GE Real Estate in a number of capacities, including operations controller and finance manager for investments and acquisitions. From 1993 to 2000, Mr. Freedman was with Ernst & Young, LLP, including one year as a senior manager in the real estate practice. He is a member of the board of directors of CA Student Living, a student housing developer and investment management company, where he serves as the Chair of the Audit Committee and a member of the Compensation Committee. Mr. Freedman earned a Bachelor’s Degree from the University of Virginia. Mr. Freedman is a certified public accountant.

Ryan Ingle was elected to our Board of Directors in connection with the Blackstone Acquisition and has served as our director since July 2022. Mr. Ingle is a Managing Director in Blackstone’s Real Estate Group. Since joining Blackstone in 2010, Mr. Ingle has been involved in analyzing and managing real estate investments across several property sectors. Mr. Ingle currently leads asset management for Blackstone’s U.S. industrial portfolio which spans more than 400 million square feet. Mr. Ingle has been involved in other notable investments including BioMed, IndCor, Motel 6, La Quinta and Extended Stay. Before joining Blackstone, Mr. Ingle worked in Citi’s real estate investment banking group. Mr. Ingle received a BS in Finance and a BA in Spanish from the University of Kansas where he graduated with highest distinction and was a member of Phi Beta Kappa.

David Levine was elected to our Board of Directors in connection with the Blackstone Acquisition and has served as our director since July 2022. Mr. Levine is Co-Head of Americas Acquisitions for Blackstone Real Estate. Since joining Blackstone in 2010, Mr. Levine has been involved in more than $100 billion of real estate investments across several property sectors and has worked on various transactions, including the acquisition of Gramercy Property Trust, Pure Industrial, WPT Industrial REIT, BioMed Realty and the creation and growth of Blackstone’s 450+ million square foot industrial platform, Link Logistics. He also serves on the board of Reading Partners New York. Mr. Levine graduated from Northwestern University, where he received a BA in Economics.

Samantha Wallack was elected to our Board of Directors in connection with the Blackstone Acquisition and has served as our director since July 2022. Ms. Wallack is a Partner and Real Estate Practice Co-Chair at Blank Rome LLP, a national law firm that provides a full range of legal and advocacy services. Ms. Wallack was appointed Real Estate Practice Co-Chair in January 2020, and under her leadership the group currently represents a multi-billion dollar annual portfolio of client transactions. She oversees a national team of more than sixty real estate attorneys throughout the firm’s thirteen offices who provide legal counsel to public companies, private equity funds, developers, REITs, family businesses, insurance companies, and realty advisers. Ms. Wallack

II

joined Blank Rome in 2000 and was named partner in 2009. She was the firm’s first female real estate partner and became the firm’s first female Real Estate Practice Co-Chair in 2020. She is a member of Blank Rome’s Diversity & Inclusion Committee, former Co-Chair of Blank Rome’s Women’s Forum, a founding member of the firm’s Women Who Lead initiative and serves as pro bono counsel for 1-866-Our Vote and NYAGRA (New York Association for Gender Rights Advocacy). Ms. Wallack holds a BA from the University of Wisconsin and a JD, cum laude, from Benjamin N. Cardozo School of Law.

Luke Petherbridge was elected as our Chief Executive Officer and Secretary in connection with the Blackstone Acquisition and has served in that role since July 2022. Mr. Petherbridge has been Link Logistics’ Chief Executive Officer since September 2020, responsible for Link Logistics’ overall strategic direction with a particular focus on driving profitability and building a winning corporate culture. Mr. Petherbridge has over 15 years of financial and global real estate management experience, most recently serving as the chief executive officer of Shopcore from May 2016 to September 2020 and LivCor properties from July 2019 to September 2020. Mr. Petherbridge previously held the positions of chief financial officer and treasurer of DDR Corporation from December 2011 to May 2016, one of the largest owners of shopping centers in the United States. While at DDR, Mr. Petherbridge served in various roles and held responsibilities including capital raising activities, balance sheet management, lender relations and execution of various corporate-level transactions. Before DDR, Mr. Petherbridge served as chief executive officer and a director of shopping center owner EDT Retail Trust (formerly Macquarie DDR Trust) from April 2008 to September 2010 and as director of transactions with Rubicon Asset Management from June 2003 to April 2008, where he oversaw approximately $5 billion of transactions across real estate and real estate structured finance markets in the United States, Europe and Japan. Mr. Petherbridge received a Bachelor of Commerce degree from Macquarie University. Mr. Petherbridge is a trustee and member of the Executive Board for the International Council of Shopping Centers (ICSC), and he also serves as a board member of World Business Chicago, Chicago’s public-private economic development agency. In addition, Mr. Petherbridge is co-founder and chairman of CoreGiving, an organization that seeks to fight childhood hunger and food insecurity.

Matthew L. Ostrower was elected as our Chief Financial Officer, Vice President and Treasurer in connection with the Blackstone Acquisition and has served in that role since July 2022. Mr. Ostrower is Link Logistics’ Chief Financial Officer, responsible for all aspects of corporate finance, including treasury, cash management, financial planning and analysis, accounting and tax. Prior to joining Link Logistics in 2019, Mr. Ostrower served as Chief Financial Officer of various REITs, including SITE Centers, which invests in shopping centers; Retail Value Inc., among the largest owners and managers of value-oriented retail real estate in the U.S.; and Equity One, an owner of coastal shopping centers, which merged with Regency Centers in 2015. Mr. Ostrower has also held the positions of managing director and associate director of Research at Morgan Stanley and served as a member of the Board of Directors of Ramco-Gershenson Properties Trust, a publicly traded retail REIT, from 2010 to 2015. Mr. Ostrower received a Bachelor of Arts degree in American History from Tufts University and a dual Master of Science degree in Real Estate and City Planning from Massachusetts Institute of Technology.

Nicholas Pell was elected as our President in connection with the Blackstone Acquisition and has served in that role since July 2022. Mr. Pell is Link Logistics’ President and Chief Investment Officer, responsible for portfolio management, including all capital deployment and disposition activities with a focus on ensuring the company has the best portfolio to service the needs of its customers. Prior to joining Link Logistics in 2019, Mr. Pell served as chief investment officer at Gramercy Property Trust from 2016 to 2018, an investor in and asset manager of industrial and office real estate. Mr. Pell played an integral role on the leadership team that grew the company from an enterprise value of approximately $200 million to over 80 million square feet of real estate before it was acquired by Blackstone in 2018. Mr. Pell has also served as a director in the Investment Department at W. P. Carey & Co., as a director of Business Development at Sony Pictures Entertainment and as an analyst at J.P. Morgan & Co. Mr. Pell is a National Association of Industrial and Office Properties and Urban Land Institute member and he also serves on the board of the Newport Festivals Foundation, which produces both the Newport Folk and Newport Jazz Festivals. Mr. Pell received a Bachelor of Arts degree in Economics from Duke University and a Master of Business Administration degree from Harvard Business School.

III

2. Information Concerning Blackstone

The Company is an affiliate of Blackstone Inc. (“Blackstone”), a Delaware corporation. Blackstone was founded in 1985 and is one of the world’s leading investment firms with $951 billion in assets under management. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, and the communities in which it works. Blackstone does this by using extraordinary people and flexible capital to help companies solve problems. Blackstone’s asset management businesses include investment vehicles focused on real estate, private equity, infrastructure, life sciences, growth equity, credit, real assets and secondary funds, all on a global basis. Shares of common stock of Blackstone are listed on the New York Stock Exchange under the symbol “BX”.

Set forth below is certain information regarding Blackstone and its affiliates (collectively, the “Blackstone Persons”). During the past five years, none of the Blackstone Persons has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All the Blackstone Persons can be reached c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154 and the telephone number for each Blackstone Person is (212) 583-5000.

None of the Blackstone Persons nor, to the Company’s knowledge after reasonable inquiry, none of the their associates or majority-owned subsidiaries, beneficially owns any of the Securities.

All of the Common Stock of the Company is held by Sequoia Parent LP, Sequoia Parent 2 LP and Sequoia Parent 3 LP (collectively, the “Parent Entities”), each of which is a Delaware limited partnership. Each of the Parent Entities was formed solely for the purpose of facilitating the Blackstone Acquisition and holding shares of the Company’s Common Stock. The general partner of each Parent Entity is Blackstone Real Estate Associates IX L.P., a Delaware limited partnership.

The principal business of Blackstone Real Estate Associates IX L.P. is performing the functions of, and serving as, the general partner of Blackstone Real Estate Partners IX L.P. and other affiliated Blackstone entities. The general partner of Blackstone Real Estate Associates IX L.P. is BREA IX L.L.C., a Delaware limited liability company.

The principal business of BREA IX L.L.C. is performing the functions of, and serving as, the general partner of Blackstone Real Estate Associates IX L.P. and other affiliated Blackstone entities. The managing member of BREA IX L.L.C. is Blackstone Holdings II L.P., a Delaware limited partnership.

The principal business of Blackstone Holdings II L.P. is performing the functions of, and serving as, a managing member (or similar position) of and member or equity holder in BREA IX L.L.C. and other affiliated Blackstone entities. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP L.L.C., a limited liability company.

The principal business of Blackstone Holdings I/II GP L.L.C. is performing the functions of, and serving as, the general partner (or similar position) of Blackstone Holdings II L.P. and other affiliated Blackstone entities. The sole member of Blackstone Holdings I/II GP L.L.C. is Blackstone.

Blackstone Group Management L.L.C. is, and its principal business is performing the functions of and serving as, the sole holder of the Series II preferred stock of Blackstone.

Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

IV

Stephen A. Schwarzman is the Chairman, Chief Executive Officer and Co-Founder of Blackstone and the Chairman of its board of directors. Mr. Schwarzman was elected Chairman of the board of directors effective March 20, 2007. He also sits on the firm’s Management Committee. Mr. Schwarzman has been involved in all phases of Blackstone’s development since its founding in 1985. Mr. Schwarzman is a United States citizen.

3. Transactions with Related Persons

In connection with the completion of the Blackstone Acquisition, the Company and/or one or more of its subsidiaries entered into certain transactions with its affiliates which are described in the Current Report on Form 8-K filed by the Company on July 22, 2022, which is incorporated herein by reference. See Section 20.

4. Other Negotiations or Contacts Concerning Significant Corporate Events

Information regarding certain negotiations or contacts involving significant corporate events during the two years preceding the date of this Offer to Purchase are described in the Company’s proxy statement on Schedule 14A filed on June 8, 2022, which is incorporated herein by reference. See Section 20.

V